UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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XOMA CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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XOMA CORPORATION

2910 Seventh Street

Berkeley, California 94710

(510) 204-7200

April 8, 2016

To Our Stockholders:

You are cordially invited to attend the annual meeting of stockholders of XOMA Corporation on May 19, 2016 at 9:00 a.m. local time, which will be held at our offices at 2910 Seventh Street, Berkeley, California.

Details of the business to be conducted at the annual meeting are provided in the Notice of Annual Meeting of Stockholders and proxy statement. Also, for your information, we are making available a copy of our annual report to stockholders for the fiscal year ended on December 31, 2015. We are providing our stockholders access to all of these materials via the Internet, reducing the amount of paper necessary to produce these materials, as well as costs associated with mailing all of these materials to all stockholders. Accordingly, on or about April 8, 2016, we will begin mailing a Notice Regarding Internet Availability of Proxy Materials, or the Notice, to all stockholders of record as of March 28, 2016 and will have posted our proxy materials on the website referenced in the Notice (http://wfss.mobular.net/wfss/xoma/). As more fully described in the Notice, all stockholders may choose to access our proxy materials on the website referred to in the Notice, and any stockholder not receiving a printed set of our proxy materials may request to receive a printed set of such materials.

We hope that you will attend the annual meeting. In any event, please promptly vote your proxy by accessing the Internet, via a toll-free telephone number as instructed in the Notice or, if you have elected to receive a paper copy of the proxy materials, by completing, signing and returning the proxy card that is provided.

Sincerely yours,

John Varian Chief Executive Officer

XOMA CORPORATION

2910 Seventh Street

Berkeley, California 94710

(510) 204-7200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD AT 9:00 A.M. ON MAY 19, 2016

To the Stockholders of XOMA Corporation:

Notice is hereby given that the annual meeting of stockholders of XOMA Corporation (the “Company”) will be held at the Company’s offices at 2910 Seventh Street, Berkeley, California, on May 19, 2016, at 9:00 a.m. local time, for the following purposes:

1.	To elect our nominees for director;

2.	To approve an amendment to the Company’s 2010 Long Term Incentive and Stock Award Plan to (a) increase the number of shares of Common Stock issuable over the term of the plan by an additional 3,400,000 to 22,171,206 shares in the aggregate; (b) provide that, for each stock appreciation right, restricted share, restricted stock unit, performance share, performance unit, divided equivalent or other stock-based award issued, the number of available shares under the plan will be reduced by 1.08 shares; and (c) increase the number of shares of common stock issuable under the plan as incentive stock options, or ISOs, by an additional 3,400,000 to 11,500,000 shares;

3.	To ratify the appointment of Ernst & Young LLP to act as the Company’s independent registered public accounting firm for the 2016 fiscal year;

4.	To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

The Board of Directors has fixed the close of business on March 28, 2016, as the record date for the determination of stockholders entitled to notice of, and to vote at, this meeting and at any adjournment or postponement thereof. On March 28, 2016, the Company had 120,367,541 shares of common stock issued and outstanding. The proxy materials prepared in connection with the annual meeting are being made available at http://wfss.mobular.net/wfss/xoma/. Directions to the annual meeting can be found at www.xoma.com.

By Order of the Board of Directors,

Russell J. Wood Senior Corporate Counsel & Corporate Secretary

This proxy statement and the related proxy card are being sent or made available on or about April 8, 2016.

YOUR VOTE IS IMPORTANT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 19, 2016

Our proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 are available at www.sec.gov and on our website, www.xoma.com, by clicking “Investors” and then “SEC Filings.” We will mail without charge, upon written request, a copy of the Annual Report on Form 10-K. Requests should be sent to: XOMA Corporation, Attention Corporate Secretary, 2910 Seventh Street, Berkeley, California 94710.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote over the telephone or the Internet as instructed on the enclosed proxy card, or sign and return your proxy card prior to the meeting in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

XOMA CORPORATION

PROXY STATEMENT

TO THE STOCKHOLDERS:

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of XOMA Corporation, a Delaware corporation (“XOMA” or the “Company”), for use at the annual meeting of stockholders to be held at the Company’s offices at 2910 Seventh Street, Berkeley, California, 94710 on May 19, 2016, at 9:00 a.m. local time, or any adjournment or postponement thereof, at which stockholders of record holding shares of common stock on March 28, 2016, will be entitled to vote. On March 28, 2016, the Company had issued and outstanding 120,367,541 shares of common stock, par value $0.0075 per share (“Common Stock”). Holders of Common Stock are entitled to one vote for each share held.

Access via Internet

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials, including our annual report, to each stockholder of record, we have decided to provide access to these materials via the Internet to all of our stockholders. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all stockholders. Accordingly, on or about April 8, 2016, we will begin mailing a Notice Regarding Internet Availability of Proxy Materials, or the Notice, to stockholders of record as of March 28, 2016, and will have posted our proxy materials on the website referenced in the Notice (http://wfss.mobular.net/wfss/xoma/). As more fully described in the Notice, all stockholders may choose to access our proxy materials on the website referred to in the Notice, and any stockholder not receiving a printed set of our proxy materials may request to receive a printed set of such materials.

How to vote your shares

Your shares can be voted at the annual meeting only if you are present in person or represented by proxy. All registered stockholders can appoint a proxy by paper proxy, by telephone or via the Internet by following the instructions included with their proxy card. Stockholders whose shares of Common Stock are registered in the name of a bank or brokerage firm should follow the instructions provided by their bank or brokerage firm on voting their shares of Common Stock. Stockholders whose shares of Common Stock are registered in the name of a bank or brokerage firm participating in the Broadridge Financial Services, Inc. online program may appoint a proxy electronically through the Internet. Instruction forms will be provided to stockholders whose bank or brokerage firm is participating in Broadridge’s program. Signing and returning the proxy card or submitting the proxy by telephone or through the Internet does not affect the right to vote in person at the annual meeting.

Voting of Proxy

All shares represented by a valid proxy to the annual meeting will be voted, and, if you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card with no further instruction and do not hold your shares beneficially thorough a broker, bank or other nominee, your shares will be voted:

•	FOR each of the nominees for the Board of Directors;

•

FOR an amendment to the Company’s 2010 Long Term Incentive and Stock Award Plan to (a) increase the number of shares of Common Stock issuable over the term of the plan by an additional 3,400,000 to 22,171,206 shares in the aggregate; (b) provide that, for each stock appreciation right, restricted share, restricted stock unit, performance share, performance unit, divided equivalent or other stock-based award issued, the number of available shares under the plan will be reduced by 1.08 shares; and (c) increase the number of shares of common stock issuable under the plan as incentive stock options, or ISOs, by an additional 3,400,000 to 11,500,000; and

•	FOR the appointment of Ernst & Young LLP to act as the Company’s independent registered public accounting firm for the 2016 fiscal year.

Revocability of Proxies

In the case of registered stockholders, a proxy may be revoked at any time prior to its exercise by (a) giving written notice of such revocation to the Secretary of the Company at the Company’s principal office, 2910 Seventh Street, Berkeley, California 94710, (b) appearing and voting in person at the annual meeting, (c) properly completing and executing a later-dated proxy and delivering it to the Company at or before the annual meeting, or (d) retransmitting a subsequent proxy by telephone or via the Internet before the annual meeting. Presence without voting at the annual meeting will not automatically revoke a proxy, and any revocation during the meeting will not affect votes previously taken. Stockholders whose shares of Common Stock are registered in the name of a bank or brokerage firm should follow the instructions provided by their bank or brokerage firm on revoking their previously appointed proxies. Abstentions and broker non-votes are each included in the number of shares of Common Stock present and entitled to vote for purposes of establishing a quorum but are not counted in tabulations of the votes cast on proposals presented to stockholders.

Quorum

The presence, in person or by proxy, of at least a majority of the shares of Common Stock outstanding on the record date will constitute a quorum. Abstentions are included in the number of shares of Common Stock present and entitled to vote for purposes of establishing a quorum but are not counted in tabulations of the votes cast on proposals presented to stockholders.

The Company will bear the entire cost of solicitation, including preparation, assembly, printing, and delivery of this proxy statement, the proxy card, and any additional material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding in their names shares of Common Stock that are beneficially owned by others to forward to such beneficial owners. The solicitation of proxies may be supplemented by one or more of telephone, telegram, or personal solicitation by directors, officers, or employees of the Company for no additional compensation. Stockholders appointing a proxy through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which will be borne by the stockholders.

COMMON STOCK OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding all stockholders known by the Company to be the beneficial owners of more than 5% of the Company’s issued and outstanding shares of Common Stock and regarding each director, each of our named executive officers (“NEOs”) and all directors and executive officers as a group, together with the approximate percentages of issued and outstanding shares of Common Stock owned by each of them. Percentages are calculated based upon shares issued and outstanding plus shares that the holder has the right to acquire under stock options, warrants exercisable and restricted stock units releasable within 60 days from March 1, 2016. The percentages in the table below are based on an aggregate of 119,615,729 shares of Common Stock issued and outstanding as of March 1, 2016. Except for information based on Schedules 13G and 13D, as indicated in the footnotes, amounts are as of March 1, 2016, and each of the stockholders has sole voting and investment power with respect to the shares of Common Stock beneficially owned, subject to community property laws where applicable. An individual’s presence on this or any other table presented herein is not intended to be reflective of such person’s status as a “reporting person” under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The address for each director and executive officer listed in the table below is c/o XOMA Corporation, 2910 Seventh Street, Berkeley, California 94710.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
FMR LLC(1)	15,625,896	13.06%
William K. Bowes, Jr.(2)	202,867	*
Thomas Burns(3)	168,197	*
Peter Barton Hutt(4)	209,166	*
Thomas Klein(5)	190,340	*
Fred Kurland(6)	589,130	*
Joseph M. Limber(7)	160,373	*
James Neal(8)	286,027	*
Paul D. Rubin, M.D.(9)	589,699	*
Patrick J. Scannon, M.D., Ph.D.(10)	474,332	*
W. Denman Van Ness(11)	198,177	*
John Varian(12)	1,408,377	1.16%
Timothy P. Walbert(13)	196,212	*
Chris Wells(14)	288,920	*
Jack L. Wyszomierski(15)	195,658	*
All directors and current executive officers as a group as of the record date (13 persons)	4,702,051	13.06%

*	Indicates less than 1%.
(1)	Based on a Schedule 13G/A filed with the SEC on February 12, 2016. Abigail P. Johnson is a director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the family Abigail P. Johnson are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co.”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(2)	Includes 122,528 shares of Common Stock issuable upon the exercise of options exercisable within 60 days after March 1, 2016. Includes 1,000 shares held by Mr. Bowes’s spouse.
(3)	Includes 133,609 of Common Stock issuable upon the exercise of options or RSUs releasable within 60 days after March 1, 2016 and 13,488 shares of Common Stock that have been deposited pursuant to the Company’s Deferred Saving Plan.
(4)	Includes 209,166 shares of Common Stock issuable upon the exercise of options exercisable or RSUs releasable within 60 days after March 1, 2016.
(5)	Mr. Klein’s employment with XOMA ended in August 2015. Includes 4,660 shares of Common Stock that have been deposited pursuant to the Company’s Deferred Savings Plan.
(6)	Mr. Kurland’s employment with XOMA ended in April 2015. Includes 503,153 of Common Stock issuable upon the exercise of options within 60 days after March 1, 2016. Includes 5,254 shares of Common Stock held by The Kurland Family Living Trust and 5,577 shares of Common Stock that have been deposited pursuant to the Company’s Deferred Savings Plan.
(7)	Includes 87,200 shares of Common Stock issuable upon the exercise of options exercisable as of 60 days after March 1, 2016.
(8)	Includes 219,485 of Common Stock issuable upon the exercise of options or RSUs releasable within 60 days after March 1, 2016 and 13,463 shares of Common Stock that have been deposited pursuant to the Company’s Deferred Savings Plan.
(9)	Includes 435,953 shares of Common Stock issuable upon the exercise of options exercisable as of 60 days after March 1, 2016 and 13,422 shares of Common Stock that have been deposited pursuant to the Company’s Deferred Savings Plan.
(10)	Includes 425,619 shares of Common Stock issuable upon the exercise of options exercisable as of 60 days after March 1, 2016, 33,803 shares of Common Stock that have been deposited pursuant to the Company’s Deferred Savings Plan, 750 shares held by Mr. Scannon’s daughter and 4,053 shares held in trust by The Patrick J. Scannon Separate Property Trust.
(11)	Includes 150,520 shares of Common Stock issuable upon the exercise of options exercisable as of 60 days after March 1, 2016. Includes 2,600 shares of Common Stock held by The Van Ness 1983 Revocable Trust, of which Mr. Van Ness is a trustee, and 20 shares held in individual retirement accounts.
(12)	Includes 1,043,993 shares of Common Stock issuable upon the exercise of options exercisable or RSUs releasable within 60 days after March 1, 2016 and 27,260 shares of Common Stock that have been deposited to the Company’s Deferred Savings Plan.
(13)	Includes 117,944 shares of Common Stock issuable upon the exercise of options exercisable or RSUs releasable within 60 days after March 1, 2016.
(14)	Includes 269,283 of Common Stock issuable upon the exercise of options or RSUs releasable within 60 days after March 1, 2016 and 19,637 shares of Common Stock that have been deposited to the Company’s Deferred Savings Plan.
(15)	Includes 117,390 shares of Common Stock issuable upon the exercise of options exercisable or RSUs releasable within 60 days after March 1, 2016.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The primary objectives of the Company’s compensation program are to enable the Company to attract, motivate and retain outstanding individuals and align their long-term success with that of the Company’s stockholders through the creation of stockholder value and achievement of strategic company objectives that are fundamental to our business model. We attract and retain executives by benchmarking against peer companies in our industry to ensure that our compensation packages remain competitive. This practice is discussed in greater detail below, under the heading “Benchmarking”. When creating an executive’s overall compensation package, the different elements of compensation are considered in light of the role the executive plays in our achieving near-term and longer-term goals as well as the compensation packages provided to similarly situated executives at peer companies. We also tie short- and long-term cash and equity rewards to the achievement of measurable corporate and individual performance criteria to create incentives that we believe enhance executive performance. Such performance criteria vary depending on each executive’s individual role, but include value-adding achievements such as revenue generation, cost reduction, gains in production efficiency, and timely completion of undertakings. None of our employees is covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

Role of the Compensation Committee

The Compensation Committee is composed entirely of non-employee directors under Rule 16b-3 of the Securities Exchange Act of 1934 and outside directors under Section 162(m) of the Internal Revenue Code of 1986. The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Compensation Committee. The Compensation Committee oversees the compensation policies, plans and programs for all of our employees generally, but only reviews and individually approves the compensation for our executive officers. With respect to the compensation of our Chief Executive Officer, final compensation decisions are made by the independent members of our Board, upon recommendations made by the Compensation Committee.

In making its executive compensation determinations, the Compensation Committee receives input from its independent compensation consultant, as well as recommendations from senior management, although no member of management is present or participates in decisions regarding his or her own compensation.

Role of the Compensation Committee’s Independent Compensation Consultant

In accordance with this authority, the Compensation Committee has retained the services of Compensia, Inc., an independent consulting firm that specializes in executive compensation consulting (the “Consultant”), to assist the Compensation Committee in evaluating the Company’s compensation program against the relevant market and to review compensation changes. The Consultant looks at short-term and long-term incentive compensation. No other services were provided by the Consultant, and therefore the Compensation Committee considers the Consultant to be independent of management.

Benchmarking

At the direction of the Compensation Committee, in 2014 management created a survey (the “Executive Compensation Survey”) which compared the Company’s executive pay levels to those of a peer group of 20 companies as reported in the Radford Global Life Sciences Survey from 2014. The peer group was developed by selecting primarily biotechnology companies with market-approved products or that are in the late stage of developing their products, and that are within a certain range of market capitalization and revenues. The companies that comprised the peer group were as follows:

Agios Pharmaceuticals	Hyperion Therapeutics

ARIAD Pharmaceuticals	Ligand Pharmaceutical

Array BioPharma	Merrimack Pharmaceuticals

BioCryst Pharmaceuticals	Momenta Pharmaceuticals

CTI BioPharma	OncoMed Pharmaceuticals

Cytokinetics	Osiris Therapeutics

Dyax	PTC Therapeutics

Epizyme	Raptor Pharmaceutical

Exelixis	Repligen

Halozyme Therapeutics	Vanda Pharmaceuticals

The Compensation Committee considers various benchmarks (i.e., the 25th percentile, the 50th percentile and the 75th percentile) based on the Executive Compensation Survey and chooses a benchmark for a particular year based on the level it deems most appropriate for the Company. For 2015, the Compensation Committee chose the 50th percentile as the benchmark. This process is performed to ensure that total compensation is competitive within the industry and appropriate when certain levels of performance are achieved. If, based on this evaluation, the Compensation Committee determines that the Company’s current compensation levels are not appropriate or tailored to our compensation objectives, then the Compensation Committee may adjust the applicable compensation levels and targets accordingly.

As part of the benchmarking process, the Compensation Committee recognizes the practical reality that job responsibilities of persons with similar titles may vary significantly from company to company and that a person’s title is not necessarily fully descriptive of a person’s duties. The Compensation Committee considers the scope and complexity of executive positions within the Executive Compensation Survey and compares these positions to the scope and complexity of our executive positions. The result is an assessment of the compensation being paid to our executives in light of the compensation being paid to persons performing duties of similar scope and complexity at the companies included in the Executive Compensation Survey. The Compensation Committee uses this assessment to assist it in making decisions regarding appropriate compensation levels for our executive positions. The underlying principle of the evaluation methodology is to focus on identifying those positions that have a scope and complexity of responsibilities that are comparable to those duties exercised by each of our particular executives.

Compensation Components

Base Salary.    We pay base salaries to our named executive officers to compensate them for their day-to-day services and to provide a predictable level of compensation. The base salary paid to an officer or employee is determined on the basis of the individual’s overall experience, responsibility, performance and compensation level in his or her prior position (for newly hired officers), the individual’s overall performance and compensation level at the Company during the prior year (for current employees), the compensation levels of peer companies (including the biotechnology companies included in our peer group for this year) and the labor market in which the Company competes for employees, the performance of the Company’s Common Stock during the prior fiscal year and such other factors as may be appropriately considered by the Board, by the Compensation Committee and by management in making its proposals to the Compensation Committee. For 2015, our Compensation Committee made the following increases to the base salaries of our named executive officers: Mr. Varian: 3%; Mr. Rubin: 3%; Mr. Wells: 3%; and Mr. Neal: 3%. Messrs. Neal’s and Wells’ base salary increases were paid in the form of one-time lump sum payments, resulting in no increases to base salary.

In connection with his promotion, Mr. Burns’ base salary was increased to $285,000. In connection with his promotion, Mr. Neal’s base salary was increased to $400,000.

Annual Incentive Compensation.    Our named executive officers are eligible to receive annual cash incentive awards, with a target bonus opportunity determined as a percentage of their base salary. We established these programs in order to incentivize our executives to achieve short-term financial and business objectives, and because it is a standard element of compensation paid by our peer companies with whom we compete for talent. In addition, it provides a significant element of variable compensation, which reflects our “pay for performance” culture.

For 2015, the Compensation Committee set the target bonus opportunity for our Chief Executive Officer at 50% of his base salary, and ranges from 35% to 40% of base salary for our other named executive officers. These percentages are generally consistent with the market median target bonus opportunities for comparable positions within our peer group.

CEO Incentive Compensation Plan.    Our CEO is eligible to receive annual bonus awards under our CEO Incentive Compensation Plan (the “CICP”), which the stockholders approved in 2004. At the beginning of each year, the Compensation Committee recommends to the Board and the Board approves certain pre-established Company objectives for that year (“Company Objectives”), with each Company Objective assigned a weighting toward completion of the Company Objectives overall (each, a “Achievement Percentage”). Unless 70% of the Company Objectives for that year have been met, no incentive compensation will be awarded. The Board retains considerable discretion both in determining the extent to which the Company Objectives are achieved and in considering additional factors that may influence its overall determinations.

The incentive compensation under the CICP is weighted as follows: 50% based on meeting Company Objectives, 30% based on CEO evaluation form criteria (relating to leadership, strategic and succession planning, financial matters, human resources, communications and external and board relations) and 20% based on an evaluation of individual performance objectives by the Compensation Committee. The target bonus opportunity for the CEO is 50% of his annual base salary, with an opportunity range of 0% to 75% of base salary.

After the end of the year, the Compensation Committee and the independent members of the Board meet and determine whether, and to what extent, the CEO met the Company Objectives established at the beginning of that year.

Management Incentive Compensation Plan.    All of the NEOs (other than the CEO) are eligible to earn an annual bonus award under our Management Incentive Compensation Plan (the “MICP”). As with the CICP, at the beginning of each year, the Board (with advice from the Compensation Committee) establishes a target incentive compensation pool, which is then adjusted at year-end to reflect the Company’s performance in achieving the Company Objectives. In addition, individual objectives are set by the CEO for each of the other NEOs. The incentive compensation under the MICP is weighted as follows: 50% based on meeting Company Objectives, 30% based on individual objectives and 20% based on a discretionary evaluation by the CEO. The target awards for these officers as a percentage of base salary range from 35% to 40%, with an award opportunity range of 0% to 60% of base salary.

After the close of the year, the Compensation Committee makes a determination as to the performance of the Company and MICP participants in meeting the Company Objectives and individual objectives for that year. Awards to MICP participants vary depending upon the level of achievement of the Company Objectives, the size of the incentive compensation pool and the MICP participants’ base salaries and performance during the year as well as their expected ongoing contribution to the Company. The Company must meet a minimum percentage of the Company Objectives (currently 70%) before any awards are made under the MICP for that year. The Board and the Compensation Committee retain considerable discretion both in determining the extent to which the Company Objectives are achieved and in considering additional factors which may influence its overall determinations.

Bonus Determinations for 2015.    For 2015, the Compensation Committee recommended, and the Board approved, the following Company Objectives: (1) advancing the Company’s antibody technology and preclinical pipeline, which was assigned a 5% Achievement Percentage, (2) submission of a biological licensing application to the Food & Drug Administration for gevokizumab, which was assigned a 20% Achievement Percentage, (3) advancing gevokizumab uveitis development, which was assigned a 15% Achievement Percentage, (4) advancing gevokizumab pyoderma gangrenosum development, which was assigned a 10% Achievement Percentage, (5) advancing development of other products, including XOMA 358, which was assigned a 5% Achievement Percentage, (6) monetizing XMet A and the XMet pipeline, which was assigned a 10% Achievement Percentage, (7) advancing gevokizumab’s commercial launch, which was assigned a 5% Achievement Percentage, (8) developing market access programs, which was assigned a 5% Achievement Percentage, (9) managing our cash in accordance with the Company’s approved budget, which was assigned a 10% Achievement Percentage, (10) restructuring the Company’s outstanding debt, which was assigned a 10% Achievement Percentage, and (11) ensuring compliance policy ownership and compliance by the Company, which was assigned a 5% Achievement Percentage.

After evaluating the relevant facts and circumstances, the Board concluded that the minimum percentage (70%) of the Company Objectives had been exceeded for 2015 and that, as a result, awards could be made under the CICP and MICP for that year. Specifically, the Board concluded that an overall achievement score of 92.5% of target had been achieved for 2015. Goals related to advancing gevokizumab uveitis development were achieved as set. But, the Board and Management decided that credit should not be given for them due to the negative impact of the Phase 3 gevokizumab uveitis result on the Company. The 92.5% score does not include credit for achievement of these goals.

Under the CICP, Mr. Varian’s individual objectives for 2015 were identical to the Company Objectives described above. In light of the significant change in the Company’s business in 2015, specifically the failure of Gevokizumab to meet the primary endpoint of time to first acute ocular exacerbation (the “Gevokizumab Results”), the individual objectives of some of the participants in the MICP were deemed unachievable, while the individual objectives of other MICP participants were unaffected by the Gevokizumab Results. Because of this disparity, senior management recommended, and the Compensation Committee agreed, that the individual portion of the MICP bonuses will be awarded to all employees at the overall corporate achievement result of 92.5% of target. The Board determined to award the individual portion of potential bonuses to the Company’s executive officers, including its NEOs, in accordance with the Company’s achievement of its Company Objectives.

The evaluation process and resulting determinations described above resulted in cash bonus payments under the CICP and the MICP to the NEOs for 2015 as follows:

Name	Annual Base Salary	Target Bonus as a Percentage of Base Salary	Target Bonus Amount	Achievement of Objectives as a Percentage of Target Bonus Amount(1)	Actual Bonus Amount
John Varian	$586,572	50%	$293,286	94%	$275,689
Thomas Burns(2)	$274,749	34%	$92,957	94%	$87,380
Fred Kurland(3)	$347,193	40%	$138,878	0%	$0
James Neal(4)	$354,165	36%	$127,291	104%	$132,384
Paul D. Rubin, M.D.	$423,299	40%	$169,320	94%	$159,161
Chris Wells	$324,744	35%	$113,660	94%	$106,841
Tom Klein(5)	$405,099	40%	$162,040	0%	$0

(1)	The percentages reflected in this column reflect the discretionary component of each individual’s bonus in addition to the overall corporate achievement result of 92.5%.

(2)	Mr. Burns was promoted during 2015. The Base Salary, Target Bonus as a Percentage of Base Salary and Target Bonus Amount columns shown for him reflect a weighted average of his pre-promotion and post-promotion earnings and MICP target.
(3)	Mr. Kurland retired from XOMA during 2015. As a result, he has not received and is not entitled to any payment under MICP for 2015.
(4)	Mr. Neal was promoted during 2015. The Base Salary, Target Bonus as a Percentage of Base Salary and Target Bonus Amount columns shown for him reflect a weighted average of his pre-promotion and post-promotion earnings and MICP target.
(5)	Mr. Klein’s employment with XOMA ended during 2015. As a result, he has not received and is not entitled to any payment under MICP for 2015.

Long-Term Incentive Program.    Our Compensation Committee awards long-term incentive compensation to our NEOs principally in the form of stock options and restricted stock units (“RSUs”). These grants and awards are designed to promote the convergence of long-term interests between the Company’s key employees and its stockholders; specifically, the value of options granted and RSUs awarded will increase or decrease with the value of the Company’s Common Stock. In this manner, key individuals are rewarded commensurately with increases in stockholder value. Option grants also typically include a 4-year vesting period, and RSU awards typically include a 3-year vesting period, to encourage continued employment. The size of a particular option grant or RSU award is determined based on the individual’s position and contribution to the Company and on market practice.

For grants and awards during 2015, the number of options and RSUs awarded was determined based on employee performance and perceived potential, the numbers of options and RSUs granted to such individuals in the previous fiscal year, the aggregate number of options and RSUs held by such individual, the number of options and RSUs awarded to similarly situated individuals in the pharmaceutical and biotechnology industries, the price of the Company’s Common Stock relative to other companies in such industries and the resulting relative value of such options and RSUs. No specific measures of corporate performance were considered.

In February of 2015, the Company awarded stock options and RSUs to the named executive officers of the Company. Mr. Varian was granted options to purchase 266,800 shares of Common Stock and awarded 193,200 RSUs. Dr. Rubin was granted options to purchase 86,910 shares of Common Stock and awarded 64,900 RSUs. Mr. Neal was granted options to purchase 72,500 shares of Common Stock and awarded 52,500 RSUs. Mr. Burns was granted options to purchase 30,740 shares of Common Stock and awarded 22,260 RSUs. Mr. Wells was granted options to purchase 35,800 shares of Common Stock and awarded 25,620 RSUs. These awards were determined after consideration by the Compensation Committee of relevant market data from the life sciences sector.

In April 2015, in connection with his promotion to Chief Financial Officer, Mr. Burns was granted additional options to purchase 5,000 shares of Common Stock.

Benefits and Other Compensation.    The Company maintains broad-based benefits and perquisites that are provided to all employees on substantially the same terms and conditions, including health insurance, life and disability insurance, vision and dental insurance, a Deferred Savings Plan, which is a tax-qualified plan with a 401(k) cash or deferred feature and temporary housing and other living expenses for relocated employees, although employees with the title of vice president and above are eligible to purchase a higher multiple of life insurance coverage. The Company also maintains an Employee Stock Purchase Plan, designed to give employees an opportunity to purchase shares of Common Stock through payroll deductions, thereby encouraging employees to share in the economic growth and success of the Company. We do not currently provide any additional benefits or perquisites to our NEOs.

Tax Treatment.    Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally limits the deductible amount of annual compensation paid to certain individual executive officers (i.e., the chief executive officer and the three other most highly compensated executive officers of the Company, not including the chief financial officer) to no more than $1 million. However, qualifying performance-based compensation will be excluded from the $1 million cap on deductibility. We consider tax deductibility under Section 162(m) as a factor in our compensation decisions. However, we retain the ability to authorize certain compensation payments that may not satisfy the tax deductibility requirements under Section 162(m) if it is determined that such payments are appropriate to attract and/or retain executive talent or to otherwise promote our corporate objectives. In addition, even if we intend certain awards of compensation to qualify for the performance-based exception under Section 162(m), such awards may not actually qualify as such. The Company and the Compensation Committee will continue to review tax consequences as well as other relevant considerations in connection with compensation decisions.

Policy against Speculative Transactions.    We maintain an insider trading policy that, among other things, prohibits our officers, including our named executive officers, directors and employees from engaging in, among other things, short sales, hedging of stock ownership positions and transactions involving derivative securities relating to our Common Stock.

Equity Grant Timing.    Our long-term equity incentive awards are granted from our Amended and Restated 2010 Long Term Incentive and Stock Award Plan (the “Long Term Incentive Plan”). We generally grant stock options to newly hired employees on the employee’s start date, subject to prior approval of the Compensation Committee or our stock award committee, as appropriate. We generally grant merit-based equity grants on an annual basis in the first quarter of each new year or at a meeting of our Compensation Committee that is scheduled in advance of the meeting date. We do not time the granting of equity awards to coordinate with the release of material non-public information.

Stock Ownership Guidelines.    Our Compensation Committee has considered, but has not adopted, stock ownership guidelines for our named executive officers and our directors. We do expect to consider adopting such guidelines in the future.

Compensation Recovery Policy.    As a public company subject to Section 304 of the Sarbanes-Oxley Act of 2002, if the Company is required to restate our financial results as the result of misconduct or due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse the Company for any bonus or incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and anticipate that we will adopt a compensation recovery policy once final regulations on the subject have been adopted.

Compensation Risk Assessment

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company. We believe that our approach to goal-setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value. We believe we have allocated our compensation among base salary and short- and long-term compensating target opportunities in such a way as not to encourage excessive risk-taking.

Summary Compensation Table

The following table sets forth certain summary information for the years indicated concerning the compensation earned by the Company’s Chief Executive Officer, current and former Chief Financial Officer, our three other most highly compensated executive officers who were named executive officers of the Company as of December 31, 2015, and one individual who would have been one of our three most highly compensated executive officers except for the fact that he was not serving as an executive officer as of December 31, 2015.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All other Compensation ($)(4)	Total ($)
John Varian	2015	$586,572	$739,956	$690,799	$275,689	$14,967	$2,307,983
(Chief Executive Officer)	2014	$569,487	$1,080,747	$1,110,786	$264,812	$14,080	$3,039,912
	2013	$489,250	$300,608	$301,274	$281,319	$12,880	$1,385,331

Tom Burns	2015	$274,749	$85,256	$91,454	$87,380	$9,381	$548,220
(Vice President, Finance and
Chief Financial Officer)

Fred Kurland	2015	$90,804	$38,300	$0	$0	$9,578	$138,682
(Vice President, Finance and	2014	$347,194	$387,122	$397,884	$124,644	$16,258	$1,273,102
Chief Financial Officer)	2013	$347,194	$88,577	$88,774	$147,558	$16,330	$688,433

James Neal	2015	$354,165	$201,075	$187,717	$132,384	$16,895	$892,236
(Senior Vice President and
Chief Operating Officer)

Paul D. Rubin, M.D.	2015	$423,299	$248,567	$225,027	$159,161	$14,386	$1,070,440
(Senior Vice President Research	2014	$410,970	$612,946	$629,983	$146,125	$11,406	$1,811,430
and Development and Chief	2013	$391,400	$98,891	$99,109	$172,999	$11,256	$773,655
Medical Officer)

Chris Wells	2015	$324,744	$98,125	$92,693	$106,841	$18,754	$641,157
(Vice President, Human Resources
and Information Technology)

Thomas Klein	2015	$260,977	$248,567	$225,027	$0	$243,922	$978,493
(Vice President, Chief Commercial	2014	$391,400	$387,122	$397,884	$150,689	$12,880	$1,339,975
Officer)(5)	2013	$380,000	$802,660	$804,737	$128,757	$11,785	$2,127,939

(1)	The amounts in this column do not reflect compensation actually received by the named executive officers but represent the aggregate grant date fair value for restricted stock unit awards calculated in accordance with FASB ASC Topic 718. See Note 10 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “2015 Form 10-K”) regarding assumptions underlying valuation of equity awards.
(2)	The amounts in this column do not reflect compensation actually received by the named executive officers but represent the aggregate grant date fair value for option awards calculated in accordance with FASB ASC Topic 718. See Note 10 of the consolidated financial statements in the Company’s 2015 Form 10-K regarding assumptions underlying valuation of equity awards.
(3)	The amounts in this column represent annual cash bonus awards under the Company’s CICP and MICP paid with respect to performance during the indicated fiscal year, but paid out during the first quarter of the following year.
(4)	Amounts in this column include:

Mr. Varian—(a) Company shares of Common Stock contributed to an account under the Company’s Deferred Savings Plan, in the amount of 8,721, 3,001 and 1,741 shares for 2015, 2014 and 2013, respectively, and (b) group term life insurance premiums in the amount of $2,967, $2,580 and $1,380 for 2015, 2014 and 2013, respectively.

Mr. Burns—(a) Company shares of Common Stock contributed to an account under the Company’s Deferred Savings Plan in the amounts of 6,541 shares for 2015; and (b) group term life insurance premiums in the amount of $381 for 2015.

Mr. Kurland—(a) Company shares of Common Stock contributed to an account under the Company’s Deferred Savings Plan in the amounts of 5,577, 3,001 and 1,741 shares for 2015, 2014 and 2013, respectively; and (b) group term life insurance premiums in the amounts of $1,905, $4,758, and $4,830 respectively. Mr. Kurland left the Company on April 3, 2015.

Mr. Neal—(a) Company shares of Common Stock contributed to an account under the Company’s Deferred Savings Plan in the amounts of 8,721 shares for 2015; and (b) group term life insurance premiums in the amount of $4,895 for 2015.

Dr. Rubin—(a) Company shares of Common Stock contributed to an account under the Company’s Deferred Savings Plan in the amount of 6,541, 1,571, and 889 shares for 2015, 2014 and 2013, respectively; and (b) group term life insurance premiums in the amount of $5,386, $5,386 and $5,385 for 2015, 2014 and 2013, respectively.

Mr. Wells—(a) Company shares of Common Stock contributed to an account under the Company’s Deferred Savings Plan in the amount of 6,541 shares for 2015; and (b) group term life insurance premiums in the amount of $9,754 for 2015.

Mr. Klein—(a) Company shares of Common Stock contributed to an account under the Company’s Deferred Savings Plan in the amount of 3,001 and 1,659 shares for 2014 and 2013, respectively; (b) group term life insurance premiums in the amount of $863, $1,380 and $818, for years 2015, 2014 and 2013, respectively; and (c) a severance payment in the amount of $243,059 in 2015. Mr. Klein terminated his employment with the Company on August 21, 2015.

Grants of Plan-Based Awards

The following table contains information concerning the grant of awards to our named executive officers under any plan during 2015. All options granted in 2015 vest monthly over four years, so long as the executive officer is providing services to the Company. All restricted stock units granted in 2015 vest one-third annually over three years, so long as the executive officer is providing services to the Company.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)
		Threshold ($)	Target ($)	Maximum ($)
John Varian	02/26/2015	—	—	—	193,200	—	—	$739,956
	02/26/2015	—	—	—	—	266,800	$3.83	$690,799
	—	$0	$293,286	$439,929	—	—	—	—

Tom Burns(3)	02/26/2015	—	—	—	22,260	—	—	$85,256
	02/26/2015	—	—	—	—	30,740	$3.83	$79,592
	04/03/2015	—	—	—	—	5,000	$3.50	$11,862
	—	$0	$92,957	$139,436	—	—	—	—

Fred Kurland	02/26/2015	—	—	—	10,000	—	—	$38,300
	—	$0	$138,878	$208,317	—	—	—	—

James Neal(4)	02/26/2015	—	—	—	52,500	—	—	$201,075
	02/26/2015	—	—	—	—	72,500	$3.83	$187,717
	—	$0	$127,291	$190,937	—	—	—	—

Paul D. Rubin, M.D.	02/26/2015	—	—	—	64,900	—	—	$248,567
	02/26/2015	—	—	—	—	86,910	$3.83	$225,027
	—	$0	$169,320	$253,980	—	—	—	—

Chris Wells	02/26/2015	—	—	—	25,620	—	—	$98,125
	02/26/2015	—	—	—	—	35,800	$3.83	$92,693
	—	$0	$113,660	$170,490	—	—	—	—

Thomas Klein	02/26/2015	—	—	—	64,900	—	$3.83	$248,567
	02/26/2015	—	—	—	—	86,910	—	$225,027
	—	$0	$162,040	$243,060	—	—	—	—

(1)

These columns set forth the threshold, target and maximum cash bonus amounts for each named executive officer for the year ended December 31, 2015 under the CICP or the MICP, as applicable, as discussed above in “Compensation Discussion and Analysis—Compensation Components—CEO Incentive Compensation Plan” and “—Management Incentive Compensation Plan”. The actual cash bonus awards earned for the year ended December 31, 2015 are set forth in the “Summary Compensation Table” above. As such, the amounts set forth in this column do not represent actual compensation earned by these named executive officers for the year ended December 31, 2015.

(2)	The grant date fair values were calculated in accordance with FASB ASC 718. See Note 10 of the consolidated financial statements in our 2015 Form 10-K regarding assumptions underlying valuation of equity awards.
(3)	Mr. Burns was promoted during 2015. The amounts shown for him under Estimated Future Payouts Under Non-Equity Incentive Plan Awards reflect a weighted average of his pre-promotion and post-promotion award values.
(4)	Mr. Neal was promoted during 2015. The amounts shown for him under Estimated Future Payouts Under Non-Equity Incentive Plan Awards reflect a weighted average of his pre-promotion and post-promotion award values.

Outstanding Equity Awards as of December 31, 2015

The following table provides information as of December 31, 2015 regarding unexercised options and restricted common stock awards held by each of our named executive officers.

	Option Awards(1)					Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
John Varian	4,666	(4)	0	16.05	12/08/2018
	2,333	(4)	0	11.40	05/21/2019
	5,000	(4)	0	5.23	07/21/2020
	7,800	(4)	0	5.83	01/07/2021
	5,000	(4)	0	3.03	05/26/2021
	105,544	(5)	0	1.69	10/27/2021
	62,580		7,812	1.24	01/04/2022
	44,608		0	1.24	01/04/2022
	334,667		57,138	3.53	07/19/2022
	108,304		44,596	2.72	02/28/2023
	76,773		90,731	8.91	02/27/2024
	55,583		211,217	3.83	02/26/2025
						310,971	$413,591

Thomas M. Burns	933	(6)	0	25.20	08/14/2016
	800		0	50.85	02/21/2017
	633		0	55.05	10/31/2017
	1,666		0	40.65	02/21/2018
	666		0	16.05	12/08/2018
	2,400		0	8.40	02/26/2019
	5,333		0	7.35	03/01/2020
	7,460		0	5.83	01/07/2021
	15,333		667	1.59	02/09/2022
	6,162		2,538	2.72	02/28/2023
	5,982		7,068	8.91	02/27/2024
	32,625		54,375	4.66	06/16/2024
	6,404		24,336	3.83	02/26/2025
	833		4,167	3.50	04/03/2025
						72,660	$96,638
Fred Kurland	43,010	(6)	0	9.30	12/29/2018
	10,322	(6)	0	9.30	12/29/2018
	555		0	8.40	02/26/2019
	12,777		0	8.40	02/26/2019
	17,553		0	7.35	03/01/2020
	55,779		0	7.35	03/01/2020
	1,898		0	5.83	01/07/2021
	89,102		0	5.83	01/07/2021
	14,689		0	1.69	10/27/2021
	73,436		0	1.69	10/27/2021
	78,978		0	3.53	07/19/2022
	45,054		0	2.72	02/28/2023
	60,000		0	8.91	02/27/2024
						0	$0

	Option Awards(1)					Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)

James R. Neal	37,296	(6)	0	10.73	11/16/2019
	16,037	(6)	0	10.73	11/16/2019
	1,041		0	7.35	03/01/2020
	15,625		0	7.35	03/01/2020
	9,758		0	1.69	10/27/2021
	35,420		10,331	3.53	07/19/2022
	15,105		8,458	2.72	02/28/2023
	20,625		24,375	8.91	02/27/2024
	15,104		57,396	3.83	02/26/2025
						81,224	$108,028

Paul Rubin	27,040	(6)	0	3.04	05/31/2021
	116,318	(6)	0	3.04	05/31/2021
	13,325		2,562	2.36	05/24/2022
	94,653		16,160	3.53	07/19/2022
	35,628		14,671	2.72	02/28/2023
	43,542		51,458	8.91	02/27/2024
	18,107		68,803	3.83	02/26/2025
						122,903	$163,461
Chris Wells	2,000		0	25.20	02/28/2016
	2,666		0	50.85	02/21/2017
	4,084		0	55.05	10/31/2017
	15,915		0	55.05	10/31/2017
	222		0	40.65	02/21/2018
	5,111		0	40.65	02/21/2018
	13,117		0	8.40	02/26/2019
	216		0	8.40	02/26/2019
	11,056		0	7.35	03/01/2020
	5,609		0	7.35	03/01/2020
	17,915		0	5.83	01/07/2021
	28,225		0	5.83	01/07/2021
	13,742		0	1.69	10/27/2021
	60,510		10,331	3.53	07/19/2022
	23,729		9,771	2.72	02/28/2023
	18,333		21,667	8.91	02/27/2024
	7,458		28,342	3.83	02/26/2025
						53,096	$70,618

Thomas Klein(7)	0		0	N/A	N/A	0	$0

(1)	Except as otherwise noted, all option awards vest in equal monthly installments over 48 months.
(2)	All stock awards in equal annual installments over three years.
(3)	Pursuant to SEC disclosure rules, the amount listed in this column represents the product of the closing market price per share of the Common Stock as of December 31, 2015 ($1.33) multiplied by the number of shares of stock or units subject to the award.
(4)	Mr. Varian received such options prior to becoming the Company’s Chief Executive Officer in connection with his services as a director of the Company.
(5)	70% of the total shares subject to this option grant vest on the date of grant. The remaining shares subject to this option grant vest in equal monthly installments beginning on November 28, 2011 and ending on October 28, 2013.
(6)	25% of the total shares subject to this option grant vest on the one year anniversary of the date of grant. The remaining shares subject to this option grant vest in equal monthly installments over the following three years.
(7)	Mr. Klein terminated his employment with the Company on August 21, 2015. As of December 31, 2015, he held no unexercised options or unvested shares or units.

Option Exercises and Shares Vested

The following table sets forth the number of shares of Common Stock acquired upon exercise of options by each named executive officer during 2015 and the number of share awards held by each named executive officer that vested during 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired On Vesting (#)	Value Realized on Vesting ($)(1)
John Varian	70,000	260,211	171,912	386,305
Thomas M. Burns	0	0	26,250	104,475
Fred Kurland	0	0	94,261	342,085
James R. Neal	0	0	34,961	85,283
Paul D. Rubin, M.D.	38,400	174,997	84,691	250,948
Chris Wells	0	0	34,922	85,128
Thomas Klein	0	0	95,150	378,697

(1)	Market value calculated based on the closing price of a share of the Common Stock on the date of vesting.

Pension Benefits

None of our named executive officers are covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

Non-Qualified Deferred Compensation

None of our named executive officers are covered by a defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Employment Contracts and Termination of Employment and Change of Control Arrangements

The Company has entered into an employment agreement with Mr. Varian, effective January 4, 2012 that provides for his employment as Chief Executive Officer at a salary of not less than $475,000, currently set at $604,169 per year. Under the employment agreement, Mr. Varian is entitled to participate in any benefit plan for which key executives of the Company are eligible, including the CICP but excluding the MICP. Upon termination of his employment for any reason other than for cause or upon his resignation for “good reason”, Mr. Varian will be entitled to (i) a severance payment equal to his then-current annual base salary, (ii) a severance payment equal to the pro-rated portion of his then-current annual target bonus, (iii) payment for benefits coverage for 12 months and (iv) outplacement services for 12 months not to exceed $15,000 in value; provided that, if Mr. Varian is terminated other than for cause after December 31 of any year in which he was a participant in the CICP, then he will be entitled to receive any unpaid bonus payment for the year just ended consistent with his performance against his CICP objectives. Pursuant to his employment agreement, all payments and benefits to Mr. Varian thereunder are subject to his compliance with the confidentiality and non-competition provisions thereof. The employment agreement will continue for one year and will be automatically extended (without further action by the parties) for one year thereafter and again on each subsequent anniversary thereof, unless a written notice of non-extension of the term is given by either party at least 30 days in advance of such automatic extension. On March 11, 2014, the Company entered into a retention benefit arrangement with Mr. Varian in recognition of the significant contributions that the Company expects him to make during the next several years. That arrangement provides that, in the event that Mr. Varian remains an employee or director of the Company through the earliest to occur of one of the following “Bonus Dates”: (1) the annual meeting of stockholders held in 2017, (2) an agreement by the Company’s Board of Directors to treat his departure as a retirement under the terms of our equity awards program or (3) a Change in Control of the Company as defined in that certain Change in Control Agreement, dated January 4, 2012, between the Company and Mr. Varian, the Company will extend to Mr. Varian the “Retention Benefit” described below. The Retention Benefit provides that each of the options and restricted stock units held by Mr. Varian as of the Bonus Date would become fully vested as of the Bonus Date and, with respect to options, even if the options were not fully exercisable prior to the Bonus Date, each option would remain vested and exercisable for the full term of such option until the expiration date of the option set forth in the applicable stock option agreement as if he had not incurred a termination of service (as defined in the award agreements), but in no event later than ten years following the grant date of the option. On the expiration date of Mr. Varian’s then-held options, as set forth in the applicable stock option agreements, his options would terminate and cease to be exercisable. Except as otherwise provided in the retention benefit arrangement described above, Mr. Varian’s options and restricted stock units will remain subject to all of the terms of the applicable award agreements.

The Company entered into an employment agreement with Mr. Burns, dated as of April 3, 2015, that provides for his employment as Vice President, Finance and Chief Financial Officer at a salary of not less than $285,000 per year, currently set at $304,950. Under his employment agreement, Mr. Burns is entitled to participate in any benefit plan for which key executives of the Company are eligible, including the MICP. Upon termination of his employment for any reason other than for cause or upon his resignation for good reason, Mr. Burns will be entitled to (i) a severance payment equal to 50% of his then-current annual base salary, (ii) a severance payment equal to the pro-rated portion of his then-current annual target bonus, (iii) payment for benefits coverage for six months and (iv) outplacement services for six months not to exceed $8,000 in value. Pursuant to his employment agreement, all payments and benefits to Mr. Burns thereunder are subject to his compliance with the confidentiality and non-competition provisions thereof. Mr. Burns’ employment arrangement continues for one year and will be automatically extended (without further action by the parties) for one year thereafter and again on each subsequent anniversary thereof, unless a written notice of non-extension of the term is given by either party at least 30 days in advance of such automatic extension.

The Company entered into an employment agreement with Mr. Neal, dated as of October 29, 2015, that provides for his employment as Senior Vice President, Chief Operating Officer at a salary of not less than $400,000 per year. Under his employment agreement, Mr. Neal is entitled to participate in any benefit plan for which key executives of the Company are eligible, including the MICP. Upon termination of his employment for any reason other than for cause or upon his resignation for good reason, Mr. Neal will be entitled to (i) a severance payment equal to 75% of his then-current annual base salary, (ii) a severance payment equal to the pro-rated portion of his then-current annual target bonus, (iii) payment for benefits coverage for nine months and (iv) outplacement services for six months not to exceed $8,000 in value. Pursuant to his employment agreement, all payments and benefits to Mr. Neal thereunder are subject to his compliance with the confidentiality and non-competition provisions thereof. Mr. Neal’s employment arrangement continues for one year and will be automatically extended (without further action by the parties) for one year thereafter and again on each subsequent anniversary thereof, unless a written notice of non-extension of the term is given by either party at least 30 days in advance of such automatic extension.

The Company entered into an employment agreement with Dr. Rubin, dated as of December 16, 2011, that provides for his employment as Vice President, Clinical Development and Chief Medical Officer. On May 24, 2012, Dr. Rubin was promoted to the position of Senior Vice President, Research and Development and Chief Medical Officer. Following his promotion, Dr. Rubin’s base salary is set at not less than $380,000 per year, currently set at $431,765. Under his employment agreement, Dr. Rubin is entitled to participate in any benefit plan for which key executives of the Company are eligible, including the MICP. Upon termination of his employment for any reason other than for cause or upon his resignation for good reason, Dr. Rubin will be entitled to (i) a severance payment equal to 75% of his then-current annual base salary, (ii) a severance payment equal to the pro-rated portion of his then-current annual target bonus, (iii) payment for benefits coverage for nine months and (iv) outplacement services for six months not to exceed $8,000 in value. Pursuant to his employment agreement, all payments and benefits to Dr. Rubin thereunder are subject to his compliance with the confidentiality and non-competition provisions thereof. Dr. Rubin’s employment arrangement continues for one year and will be automatically extended (without further action by the parties) for one year thereafter and again on each subsequent anniversary thereof, unless a written notice of non-extension of the term is given by either party at least 30 days in advance of such automatic extension.

The Company entered into an employment agreement with Mr. Wells, dated as of December 16, 2011, that provides for his employment as Vice President, Human Resources and Information Technology at a base salary not less than $318,100 per year, currently set at $334,487. Under his employment agreement, Mr. Wells is entitled to participate in any benefit plan for which key executives of the Company are eligible, including the MICP. Upon termination of his employment for any reason other than for cause or upon his resignation for good reason, Mr. Wells will be entitled to (i) a severance payment equal to 75% of his then-current annual base salary, (ii) a severance payment equal to the pro-rated portion of his then-current annual target bonus, (iii) payment for benefits coverage for nine months and (iv) outplacement services for six months not to exceed $8,000 in value. Pursuant to his employment agreement, all payments and benefits to Mr. Wells thereunder are subject to his compliance with the confidentiality and non-competition provisions thereof. Mr. Wells’ employment arrangement continues for one year and will be automatically extended (without further action by the parties) for one year thereafter and again on each subsequent anniversary thereof, unless a written notice of non-extension of the term is given by either party at least 30 days in advance of such automatic extension.

On February 26, 2015, Mr. Kurland notified the Board of Directors of the Company of his retirement from the Company, effective as of April 3, 2015. Mr. Kurland qualified as “retirement eligible” under the Company’s equity incentive plan and, therefore, was eligible to hold the awards of options and restricted stock units for the remainder of the life of each award granted to him by the Company.

On August 21, 2015, Mr. Klein was separated from the Company. Pursuant to Mr. Klein’s employment agreement with the Company, dated March 18, 2013, he received (i) a severance payment equal to 50% of his current annual base salary, (ii) a severance payment equal to the pro-rated portion of his current annual target bonus, (iii) payment of the full cost of health benefits coverage (i.e., medical, vision and dental) for Mr. Klein, his spouse and his eligible dependents for nine months and (iv) for six months of executive outplacement services, provided by a Company designated outplacement firm, not to exceed $8,000 in value. Pursuant to his agreement, all payments and benefits to Mr. Klein thereunder were subject to his compliance with the confidentiality and non-competition provisions thereof and his execution of a general release of claims against the Company.

Certain Other Payments upon a Change of Control

Named Executive Officers.    Each of our named executive officers has entered into change of control severance agreements (the “Change of Control Agreements”) that may require us to make certain payments and/or provide certain benefits to certain executive officers in the event of a termination of employment or a change of control.

Change of Control.    A “change of control” is defined in the Change of Control Agreements as the occurrence of any of the following events: (i) a merger, amalgamation or acquisition in which the Company is not the surviving or continuing entity, except for a transaction the principal purpose of which is to change the jurisdiction of the Company’s organization; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; (iii) any other reorganization or business combination in which fifty percent (50%) or more of the Company’s outstanding voting securities are transferred to different holders in a single transaction or series of related transactions; (iv) any approval by the stockholders of the Company of a plan of complete liquidation of the Company; (v) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; or (vi) a change in the composition of the Board, as a result of which fewer than a majority of the directors are incumbent directors.

Vesting of Options.    If a named executive officer’s employment is involuntarily terminated within one month prior to signing an agreement for a change of control or within 18 months after a change of control, the exercisability of all options granted to such named executive officer by the Company shall automatically be accelerated so that all such options may be exercised immediately upon such involuntary termination for any or all of the shares subject thereto and the post-termination exercise period shall be extended to 60 months or the remainder of the maximum term of the options (or such shorter period of time to avoid the application of Section 409A of the Code). The options shall continue to be subject to all other terms and conditions of the Company’s option plans and the applicable option agreements between the employee and the Company.

Outplacement Program.    If a named executive officer’s employment is involuntarily terminated within one month prior to signing an agreement for a change of control or within 18 months after a change of control, the named executive officer will immediately become entitled to participate in a twelve-month executive outplacement program provided by an executive outplacement service, at the Company’s expense not to exceed $15,000.

Cash Severance.    If a named executive officer’s employment is involuntarily terminated within one month prior to signing an agreement for a change of control or within 18 months after a change of control, then the named executive officer shall be entitled to receive a severance payment equal to the sum of (A) an amount equal to one and one-half times (or, in the case of the CEO, two times) the named executive officer’s annual base salary as in effect immediately prior to the involuntary termination plus (B) an amount equal to one and one-half times (or, in the case of the CEO, two times) the named executive officer’s target bonus as in effect for the fiscal year in which the involuntary termination occurs.

Health and Other Benefits.    If a named executive officer’s employment is involuntarily terminated within one month prior to signing an agreement for a change of control or 18 months after a change of control, then for a period of 18 months (or, in the case of the CEO, 24 months) following such termination, (A) the Company shall make available and pay for the full cost of the coverage (plus, other than for the CEO, an additional amount to pay for the taxes on such payments, if any, plus any taxes on such additional amount) of the named executive officer and his or her spouse and eligible dependents under any group health plans of the Company on the date of such termination of employment at the same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for the named executive officer or such covered dependents on the date immediately preceding the date of his or her termination and (B) if the named executive officer is, at the time of such termination, an eligible participant in the Company’s mortgage differential program, the Company shall continue to make mortgage assistance payments to such named executive officer pursuant to such program as in effect at the time of such termination.

The table below summarizes potential maximum payments for the named executive officers if a qualifying termination and/or change in control event occurred on December 31, 2015.

Named Executive Officer	Benefit	Termination Without Cause or for Good Reason (no Change in Control)	Termination following Change in Control	Change in Control Without Termination
John Varian	Severance	906,254	1,812,507	—
	Continued Healthcare Benefits	35,510	71,020	—
	Equity Vesting	—	703	703
	Outplacement Services	15,000	15,000	—

		956,763	1,899,230	703

Tom Burns	Severance	223,630	564,158	—
	Continued Healthcare Benefits	17,755	53,265	—
	Equity Vesting	—	—	—
	Outplacement Services	8,000	15,000	—

		249,385	632,422	—

Paul Rubin	Severance	496,530	906,707	—
	Continued Healthcare Benefits	18,661	37,321	—
	Equity Vesting	—	—	—
	Outplacement Services	8,000	15,000	—

		523,190	959,028	—

Jim Neal	Severance	460,000	840,000	—
	Continued Healthcare Benefits	18,661	37,321	—
	Equity Vesting	—	—	—
	Outplacement Services	8,000	15,000	—

		486,661	892,321	—

Chris Wells	Severance	367,936	677,336	—
	Continued Healthcare Benefits	26,632	53,265	—
	Equity Vesting	—	—	—
	Outplacement Services	8,000	15,000	—

		402,568	745,601	—

Compensation Committee Report on Executive Compensation

The Company’s compensation program for officers (including the named executive officers) is administered by the Compensation Committee, which is composed of three independent directors. Following discussions with management, and review and approval by the Compensation Committee, all issues pertaining to officer compensation are submitted to the full Board for approval.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the 2015 Form 10-K.

COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

Jack L. Wyszomierski, Chairman

Joseph M. Limber

W. Denman Van Ness

This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, other than in XOMA’s Annual Report on Form 10-K where it shall be deemed to be furnished, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation of Directors

The primary objectives of the Company’s director compensation program are to enable the Company to attract, motivate and retain outstanding individuals and align their success with that of the Company’s stockholders through the creation of stockholder value. We attract and retain directors by benchmarking against companies in our industry of similar size to ensure that our director compensation packages remain competitive. The different elements of director compensation are considered in light of the compensation packages provided to similarly situated directors at peer companies.

The Nominating & Governance Committee has retained the services of the Consultant to assist in evaluating the Company’s director compensation program against the relevant market. At the direction of the Nominating & Governance Committee, management created a survey (the “Director Compensation Survey”) which compared the Company’s director pay levels to those of the same peer group of companies used in the Executive Compensation Survey. The benchmarking process for director compensation used by the Nominating & Governance Committee based on the Director Compensation Survey is substantially similar to the process used by the Compensation Committee for evaluating executive compensation described above under “Compensation Discussion and Analysis.”

Director Compensation Policy

Effective July 16, 2014, each non-employee director is entitled to receive an annual retainer of $40,000, plus an additional (1) $20,000, in the case of the chairman of the Audit Committee, (2) $9,000, in the case of any other member of the Audit Committee, (3) $12,000, in the case of the chairman of the Compensation Committee or Nominating & Governance Committee, (4) $6,000, in the case of any other member of the Compensation Committee and chairman of the Nominating & Governance Committee and (5) $40,000, in the case of the Chairman of the Board. The Company’s directors do not receive meeting fees.

In May 2015 the Company granted stock options and awarded RSUs to non-employee directors of the Company pursuant to the Company’s Amended and Restated 2010 Long Term Incentive and Stock Award Plan as follows: Mr. Van Ness, Mr. Bowes, Mr. Limber, Mr. Walbert and Mr. Wyszomierski were each granted options to purchase 36,873 shares of Common Stock with an exercise price of $3.39 per share, which vest and become exercisable with respect to 1/12th of options in monthly increments beginning June 21, 2015 and ending May 21, 2016, and awarded 36,873 RSUs, which are scheduled to vest in substantially equal installments on each of May 28, 2016, May 28, 2017, and May 28, 2018. Mr. Hutt was only granted options to purchase 73,746 shares of Common Stock with the exercise price of $3.39 per share, which vest and become exercisable with respect to 1/12th of the options in monthly increments beginning June 21, 2015 and ending May 21, 2016, but has not received an RSU grant.

Directors who are employees of the Company are neither paid any fees or other remuneration nor awarded stock options, restricted stock awards or shares of Common Stock of the Company for services as members of the Board.

Director Compensation Table

The table below sets forth the 2015 compensation for members of the Board who were non-employee directors at any time during 2015. Mr. Varian (CEO) and Dr. Scannon (Executive Vice President and Chief Scientific Officer) are not listed in this table because they received no additional compensation for services as members of the Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total
W. Denman Van Ness	$101,000	$124,999	$84,727	$310,726
William K. Bowes, Jr.	$52,000	$124,999	$84,727	$261,726
Peter Barton Hutt	$46,000	$0	$169,454	$215,454
Joseph M. Limber	$46,000	$124,999	$84,727	$255,726
Kelvin Neu	$20,000	$0	$0	$20,000
Timothy P. Walbert	$66,000	$124,999	$84,727	$275,726
Jack L. Wyszomierski	$61,000	$124,999	$84,727	$270,726

(1)	The stock award amounts represent the aggregate grant date fair value for restricted stock unit awards computed in accordance with FASB ASC Topic 718. See Note 10 of the consolidated financial statements in the 2015 Form 10-K regarding assumptions underlying valuation of equity awards. As of December 31, 2015, the aggregate unvested stock awards amounts outstanding for each director listed on this table were as follows: Mr. Van Ness: 49,989, Mr. Bowes: 48,939, Mr. Hutt: 0, Mr. Limber: 48,939, Dr. Neu: 0, Mr. Walbert: 48,939, and Mr. Wyszomierski: 48,939.
(2)	The option amounts represent the aggregate grant date fair value for option awards computed in accordance with FASB ASC Topic 718. See Note 10 of the consolidated financial statements in the 2014 Form 10-K regarding assumptions underlying valuation of equity awards. As of December 31, 2015, the aggregate unexercised option amounts outstanding for each non-employee director were as follows: Mr. Van Ness: 153,593 (15,797 of which are held by The Van Ness 1983 Revocable Trust), Mr. Bowes: 125,601, Mr. Hutt: 215,311, Mr. Limber: 90,273, Dr. Neu: 0, Mr. Walbert: 121,017, and Mr. Wyszomierski: 120,463.

ITEM 1—ELECTION OF DIRECTORS

The Company’s directors are elected annually to serve until the next annual meeting of stockholders, until their successors are elected, or until their death, resignation or removal. Mr. Bowes’s term will end on the date of the annual meeting. Accordingly, upon his departure, the size of our Board will be reduced to, and our Board will be comprised of, seven members.

The nominees for the Board are set forth below. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any of the nominees listed below will be unable to serve. Unless otherwise instructed, the proxy holders will vote all proxies received by them on the accompanying form for the nominees for directors listed below. In the event any nominee should become unavailable for election due to an unexpected occurrence, the proxies will be voted for any such substitute nominee as may be designated by the present Board to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. The seven candidates receiving the highest number of affirmative votes of the shares of Common Stock entitled to vote at the annual meeting will be elected as directors of the Company. In the past, banks and brokerage firms were permitted under applicable rules to vote shares beneficially owned by their clients even when they had not received instructions on how to vote those shares regarding certain “discretionary” matters, including uncontested director elections. Due to recent changes in these rules, uncontested director elections are no longer “discretionary,” so if your shares are registered in the name of a bank or brokerage firm, you must follow your bank’s or brokerage firm’s instructions in order to participate in the election of our directors.

Nominees to the Board

Name	Title	Age
John Varian	Chief Executive Officer and Director	56
Patrick J. Scannon, M.D., Ph.D.	Executive Vice President, Chief Scientific Officer and Director	68
W. Denman Van Ness	Chairman of the Board	73
Peter Barton Hutt	Director	81
Joseph M. Limber	Director	63
Timothy P. Walbert	Director	48
Jack L. Wyszomierski	Director	60

John Varian was appointed Chief Executive Officer in January 2012 after serving as Interim Chief Executive Officer since August 31, 2011. He has been a director of the Company since December of 2008. He served as Chief Operating Officer of Aryx Therapeutics, a biopharmaceutical company, from December of 2003 to August of 2011 and as its Chief Financial Officer from April of 2006 to March of 2011. Prior to joining Aryx Therapeutics, Mr. Varian was the Chief Financial Officer of Genset S.A., until that company’s sale to Serono S.A. in 2002. From October of 1998 to April of 2000, Mr. Varian served as Senior Vice President, Finance and Administration of Elan Pharmaceuticals, Inc., joining the company as part of its acquisition of Neurex Corporation. Prior to the acquisition, he served as Neurex Corporation’s Chief Financial Officer from June of 1997 until October of 1998. From 1991 until 1997, Mr. Varian served as the VP Finance and CFO of Anergen Inc. Mr. Varian was an Audit Principal/Senior Manager at Ernst & Young from 1987 until 1991 where he focused on life sciences. He was a member of the founding Committee of Bay Bio and a former chairman of the Association of Bioscience Financial Officers International Conference. Mr. Varian received a B.B.A. degree from Western Michigan University. Mr. Varian served on the Board of Nventa Biopharmaceuticals Corporation until the company merged with Akela Pharma Inc. in March of 2009. In 2014, Mr. Varian joined the Board of Directors of Versartis, Inc. Mr. Varian has significant experience in building biopharmaceutical companies and brings a specific focus on financing, corporate financial management and related matters to the Company and Board.

Patrick J. Scannon, M.D., Ph.D. is one of the Company’s founders and has served as a director since its formation. Dr. Scannon became Executive Vice President and Chief Scientific Officer in February of 2011. Previously he was Executive Vice President and Chief Medical Officer beginning in March of 2009 and served as Executive Vice President and Chief Biotechnology Officer from May of 2006 until March of 2009, Chief Scientific and Medical Officer from March of 1993 until May of 2006, Senior Vice President from May of 1999 to May of 2006, Vice Chairman, Scientific and Medical Affairs from April of 1992 to March of 1993 and President from the Company’s formation until April of 1992. In 2007, Dr. Scannon was invited to join the newly formed National Biodefense Science Board, reporting to the Secretary of the Department of Health and Human Services. He also served on the Defense Sciences Research Council for the Defense Advanced Research Projects Agency and on the Threat Reduction Advisory Committee for the Department of Defense. In 2007, he was appointed to the Board of Directors of Pain Therapeutics, Inc., a biopharmaceutical company. From 1979 until 1981, Dr. Scannon was a clinical research scientist at the Letterman Army Institute of Research in San Francisco. A Board-certified internist, Dr. Scannon holds a Ph.D. in organic chemistry from the University of California, Berkeley and an M.D. from the Medical College of Georgia. Dr. Scannon’s experience in founding and building the Company is integral to the Company and its mission. His medical and scientific background, experience in all aspects of biopharmaceutical product discovery and development, board and government advisory experience and operational knowledge provide strategic guidance to the Company and the Board.

W. Denman Van Ness has been a director since October of 1981 and was appointed Lead Independent Director in January of 2008 and Chairman of the Board in August of 2011. He is Chairman of Hidden Hill Advisors, a venture capital consulting firm. From April of 1996 through October of 1999, he was a Managing Director of CIBC Capital Partners, an international merchant banking organization. From 1986 to 1996, Mr. Van Ness was a General Partner of Olympic Venture Partners II and Rainier Venture Partners, venture capital funds, and from 1977 until 1985, he was a General Partner of the venture capital group at Hambrecht & Quist, the manager of several venture capital funds. Mr. Van Ness brings to the Board an extensive understanding of corporate development and background in assessing a wide range of corporate funding sources and partnering opportunities. His leadership skills, including past service on the boards of other companies, contribute to his role as Chairman of the Board.

Peter Barton Hutt, former Chief Counsel for the Food and Drug Administration, became a director in May of 2005. Mr. Hutt is currently Senior Counsel to the Washington, D.C. law firm of Covington & Burling, specializing in food and drug law. Since 1994, he has taught a course on food and drug law at Harvard Law School and taught the same course at Stanford Law School in 1998. He is also a co-author of Food and Drug Law: Cases and Materials. Mr. Hutt is a member of the National Academy of Medicine (“NAM”) of the National Academy of Sciences (“NAS”). He recently served on the Working Group on Innovation in Drug Development and Evaluation of President Obama’s Council of Advisors on Science and Technology. He has served on a wide variety of academic and advisory boards, including the Panel on the Administrative Restructuring of the National Institutes of Health (“NIH”). Formerly, he has served on the NAM Executive Committee, Advisory Committee to the Director of the NIH, the NAS Committee on Research Training in the Biomedical and Behavioral Sciences, and the National Committee to Review Current Procedures for Approval of New Drugs for Cancer and AIDS established by the President’s Cancer Panel of the National Cancer Institute at the request of President George H.W. Bush. Mr. Hutt received his undergraduate degree from Yale University, and law degrees from Harvard University and New York University. Mr. Hutt currently serves as a director of BIND Therapeutics, Inc., Concert Pharmaceuticals, Flex Pharma and Q Therapeutics. Previously, Mr. Hutt served as a director of Ista Pharmaceuticals from 2002 to 2012 and as a director of Celera from 2008-2011. Mr. Hutt’s extensive and unique combination of legal, government, and industry experience is a key asset to the Board. He brings significant insight into the regulatory aspects of pharmaceutical development.

Joseph M. Limber has been a director since December 12, 2012. Mr. Limber has served as Executive Chairman of ImaginAb, an immune and oncology imaging company developing a pipeline of novel minibodies for treatment monitoring for immuno-oncology therapies and other drugs since January 2016. Prior to that, Mr. Limber Mr. Limber served as President and Chief Executive Officer of Gradalis, Inc. from July 2013 through April 2015. Mr. Limber served as President and Chief Executive Officer of Prometheus Laboratories Inc., a subsidiary of Nestlé Health Science, from December, 2003 through April, 2013 and as a member of its Board of Directors from January 2004 through April 2013. From January 2003 to July 2003, Mr. Limber was a consultant and interim Chief Executive Officer for Deltagen, Inc., a provider of drug discovery tools and services to the biopharmaceutical industry. From April 1998 to December 2002, Mr. Limber was the President and Chief Executive Officer of ACLARA BioSciences, Inc. (now Monogram Biosciences, Inc.), a developer of assay technologies and lab-on-a-chip systems for life science research. From 1996 to 1998, he was the President and Chief Operating Officer of Praecis Pharmaceuticals, Inc. (acquired by GlaxoSmithKline plc), a biotechnology company focused on the discovery and development of pharmaceutical products. Prior to Praecis, Mr. Limber served as Executive Vice President of SEQUUS Pharmaceuticals, Inc. (acquired by Alza Corporation and now part of the Johnson & Johnson family of companies). He also held management positions in marketing and sales with Syntex Corporation (now F. Hoffmann-La Roche Ltd.) and with Ciba-Geigy Corporation (now Novartis AG). Mr. Limber holds a B.A. from Duquesne University. Mr. Limber brings to the Board his experience successfully developing markets for specialty pharmaceutical products and managing the critical transition from research organization to commercial entity.

Timothy P. Walbert has been a director since November of 2010. Mr. Walbert has served as president and chief executive officer since June 2008, and as chairman since March 2010, of Horizon Pharma plc, a publicly traded biopharmaceutical company focused on orphan, primary care and specialty medicines. Prior to joining Horizon Pharma plc, Mr. Walbert served as president, chief executive officer and director of IDM Pharma, Inc., a public biopharmaceutical company which was acquired by Takeda America Holdings, Inc., or Takeda, in June 2009. Prior to IDM, Mr. Walbert served as executive vice president, commercial operations at NeoPharm, Inc., a public biopharmaceutical company. From 2001 to 2005, Mr. Walbert served as divisional vice president and general manager, immunology, where he led the global development and launch of the multi-indication biologic HUMIRA and divisional vice president, global cardiovascular strategy at Abbott, now AbbVie. From 1998 to 2001, Mr. Walbert served as director, CELEBREX North America and arthritis team leader, Asia Pacific, Latin America and Canada at G.D. Searle & Company. From 1991 to 1998, Mr. Walbert also held sales and marketing roles with increasing responsibility at G.D. Searle, Merck & Co., Inc. and Wyeth. Mr. Walbert received his B.A. in business from Muhlenberg College, in Allentown, Pennsylvania. Mr. Walbert serves as chairman of the board of Egalet Corporation (NASDAQ: EGLT) and the Illinois Biotechnology Industry Organization (iBIO). He also sits on the board of directors of Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP), the Pharmaceutical Research and Manufacturers of America (PhRMA), the Biotechnology Innovation Organization (BIO), World Business Chicago (WBC) and the Greater Chicago Arthritis Foundation. Mr. Walbert is also a member of the Illinois Innovation Council. Mr. Walbert holds a B.A. degree from Muhlenberg College, Allentown, PA. Mr. Walbert provides the Board with extensive, executive experience in publicly traded biotechnology companies with a focus on commercial operations, regulatory affairs, finance and strategic planning.

Jack L. Wyszomierski has been a director since August of 2010. From 2004 until his retirement in 2009, Mr. Wyszomierski was Executive Vice President and Chief Financial Officer of VWR International, LLC, a global laboratory supply, equipment and distribution business that serves the world’s pharmaceutical and biotechnology companies, as well as industrial and governmental organizations. At Schering-Plough, a global health care company which had worldwide sales of over $8 billion in 2004, Mr. Wyszomierski held positions of increasing responsibility from 1982 to 2004 culminating in his appointment as Executive Vice President and Chief Financial Officer. Mr. Wyszomierski also serves on the Board of Directors of Athersys, Inc., Exelixis, Inc. and served on the Board of Directors of Unigene Laboratories, Inc. from 2012 to 2013. He holds an M.S. in Industrial Administration and a B.S. in Administration, Management Science and Economics from Carnegie Mellon University. Mr. Wyszomierski brings his considerable financial expertise to the Board, the Audit Committee, and the Compensation Committee.

Recommendation

The Board of Directors recommends voting “FOR” the election of all nominees to the Board of Directors.

Board Matters

Board Leadership Structure and Risk Oversight

The Company currently separates the positions of CEO and Chairman of the Board. Mr. Van Ness has served as Chairman of the Board since August 2011. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company. The Chairman of the Board is responsible for presiding at all executive sessions of the Board, consulting with the CEO on Board and committee meeting agendas, acting as a liaison between management and the independent directors, including maintaining frequent contact with the CEO and advising him on the efficiency of Board meetings, facilitating teamwork and communication between the independent directors and management, as well as additional responsibilities. The independent directors believe that Mr. Van Ness’s in-depth knowledge of the biopharmaceutical industry and vision for its development, as well as his leadership skills and style, make him the best-qualified director to serve as Chairman of the Board. In light of the separation of the CEO and Chairman of the Board positions, the Board determined that a separate position of Lead Independent Director is not necessary.

The Board is responsible for consideration and oversight of risks facing the Company and is responsible for ensuring that material risks are identified and managed appropriately. As set forth in the Audit Committee charter, the Audit Committee meets periodically with management in order to review the Company’s major financial exposures and the steps management has taken to monitor and control such exposures. In fulfilling this role, the Audit Committee conducts periodic risk assessments and reports its findings to the full Board. The Audit Committee also oversees related-party transactions.

Independence of the Board of Directors

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. In addition, applicable NASDAQ rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees be independent within the meaning of applicable NASDAQ rules. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.

Our Board undertook a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board determined that each of Messrs. Bowes, Hutt, Limber, Van Ness, Walbert and Wyszomierski qualifies as an “independent” director within the meaning of the NASDAQ rules. Accordingly, a majority of our directors are independent, as required under applicable NASDAQ rules. Our non-employee directors have been meeting, and we anticipate that they will continue to meet, in regularly scheduled executive sessions at which only non-employee directors are present.

All of the members of the Compensation Committee are “independent,” as required by NASDAQ Rules 5605(a)(2) and 5605(d)(2). In determining independence within the meaning of NASDAQ Rules pertaining to membership of the Compensation Committee, our Board determined, based on its consideration of factors specifically relevant to determining whether any such director has a relationship to us that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, that no member of the Compensation Committee has a relationship that would impair that member’s ability to make independent judgments about our executive compensation.

Board Meetings

During the fiscal year ended December 31, 2015 the Board and Committees of the Board held eighteen meetings. Each Board member attended at least 75% of the aggregate number of meetings of the Board and the committees of the Board on which he served that were held during the last fiscal year. Directors are encouraged to attend the Company’s annual meetings of stockholders where practicable. All of the current directors attended last year’s annual meeting of stockholders either in person or telephonically.

The Board has standing audit, compensation and nominating & governance committees.

Compensation Committee

The Compensation Committee is responsible for recommending and reviewing the compensation, including options and perquisites, of the Company’s officers and other employees. The Compensation Committee, currently consisting of Messrs. Wyszomierski (Chairman), Limber and Van Ness, held two meeting during 2015 The Board has adopted a written charter for the Compensation Committee, a copy of which is available on the Company’s website at www.xoma.com . See “Compensation Committee Report on Executive Compensation” and “Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee who served on the Compensation Committee in 2015 or who presently serve on the Compensation Committee has interlocking relationships as defined by the SEC or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions.

Nominating & Governance Committee

The Nominating & Governance Committee assists the Board by identifying individuals qualified to become Board members, recommends to the Board the director nominees for the next annual meeting of stockholders, recommends to the Board the director nominees for each committee and develops, recommends to the Board and oversees the governance principles applicable to the Company. The Nominating & Governance Committee, currently consisting of Messrs. Bowes (Chairman), Hutt, Van Ness and Walbert, held one meeting during 2015. Each member of the Nominating & Governance Committee is “independent” as defined in the listing standards of NASDAQ. The Board has adopted a written charter for the Nominating & Governance Committee, a copy of which is available on the Company’s website at www.xoma.com.

The Nominating & Governance Committee’s charter provides that the committee will, on behalf of the Board, review letters from stockholders regarding the Company’s annual meeting and governance process. Beyond this, the committee has no formal policy regarding consideration of director candidates recommended by stockholders, in large part because the Company has never received from any of its stockholders a recommendation of a director nominee with reasonably adequate qualifications. The need for a more formal policy was considered and determined to be unnecessary by the committee. The committee will consider candidates recommended by stockholders, and a stockholder wishing to submit a recommendation should send a letter to the Secretary of the Company at 2910 Seventh Street, Berkeley, California 94710. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder and provide a complete listing of the candidate’s qualifications to serve on the Board, the candidate’s current principal occupation, most recent five-year employment history and current directorships and a statement that the proposed nominee has consented to the nomination, as well as contact information for both the candidate and the author of the letter. Stockholders may also nominate candidates who are not first recommended to the Nominating & Governance Committee by following procedures set forth in our by-laws.

To be considered by the Nominating & Governance Committee, a director nominee must have experience as a board member or senior officer of a company, have a strong financial background, be a leading participant in another field relative to the Company’s business or have achieved national prominence in a relevant field as a faculty member, professional or government official. In addition to these minimum requirements, the committee seeks director candidates based on a number of qualifications, including their independence, knowledge, judgment, leadership skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and complement the Board’s existing strengths. The Board believes that diversity with respect to all of these factors is an important consideration in appropriate Board composition.

The Board and the Nominating & Governance Committee begin the process of identifying and evaluating director nominees by seeking recommendations from a wide variety of contacts, including current executive officers and directors and industry, academic and community leaders. The Board or the committee may retain a search firm to identify and screen candidates, conduct reference checks, prepare biographies for review by the committee and the Board and assist in setting up interviews. The Nominating & Governance Committee, and one or more of the Company’s other directors, interview candidates, and the committee selects and recommends to the full Board nominees that best suit the Company’s needs.

Audit Committee

The Audit Committee is primarily responsible for approving the services performed by the Company’s independent registered public accounting firm and reviewing the Company’s accounting practices and systems of internal accounting controls. This committee held six meetings in 2015 and consisted of Messrs. Van Ness, Walbert (Chairman) and Wyszomierski. Each member of the Audit Committee is “independent” as defined in the listing standards of NASDAQ. The Board has determined that Mr. Wyszomierski is an “audit committee financial expert” as defined by the rules of the SEC. The Board has adopted a written charter for the Audit Committee, a copy of which is available on the Company’s website at www.xoma.com.

Report of the Audit Committee

In accordance with rules established by the SEC, the Audit Committee has prepared the following report for inclusion in this proxy statement:

As part of its ongoing activities, the Audit Committee has:

•

met with management periodically to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting and discussed these matters with the Company’s independent registered public accounting firm and with appropriate Company financial personnel;

•	regularly met privately with the independent registered public accounting firm, who have unrestricted access to the committee;

•	recommended the appointment of the independent registered public accounting firm and reviewed periodically its performance and independence from management;

•	reviewed the Company’s financing plans and reported recommendations to the full Board for approval and to authorize action;

•	reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2015;

•

discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 61, Communications with Audit Committees; and

•

received the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the 2015 Form 10-K.

AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

Timothy P. Walbert, Chairman

W. Denman Van Ness

Jack L. Wyszomierski

This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Executive Officers

The names of our current executive officers, their ages as of March 1, 2016, and their positions are shown below. Biographical summaries of each of our executive officers who are not also members of our Board of Directors are included below.

Thomas Burns, 42 years old, has been our Vice President, Finance and Chief Financial Officer since April 2015. He joined the Company in August 2006 and since then has held various senior finance and accounting roles, most recently as Vice President, Finance. Mr. Burns has 20 years of experience in accounting and finance in both biotechnology and high technology companies. Prior to his employment with the Company, he held multiple senior financial management positions at high-tech companies including Mattson Technology, IntruVert

Networks (acquired by McAfee), Niku Corporation (acquired by Computer Associates) and Conner Technology. Mr. Burns received his Bachelor’s degree from Santa Clara University and his Masters of Business Administration from Golden Gate University.

Paul D. Rubin, M.D., 62 years old, is the Company’s Senior Vice President, Research and Development and Chief Medical Officer and joined the Company in 2011 as its Vice President, Clinical Development and Chief Medical Officer. Prior to joining XOMA, Dr. Rubin was Chief Medical Officer at Funxional Therapeutics Ltd. He was Chief Executive Officer of Resolvyx Pharmaceuticals, Inc. from 2007 to 2009 and President and Chief Executive Officer of Critical Therapeutics, Inc. from 2002 to 2007. From 1996 to 2002, Dr. Rubin served as Senior Vice President, Development, and later as Executive Vice President, Research & Development at Sepracor. From 1993 to 1996, Dr. Rubin held senior level positions at Glaxo-Wellcome Pharmaceuticals, most recently as Vice President of Worldwide Clinical Pharmacology and Early Clinical Development. During his tenure with Abbott from 1987 to 1993, Dr. Rubin served as Vice President, Immunology and Endocrinology. Dr. Rubin received a BA from Occidental College and his M.D. from Rush Medical College. He completed his training in internal medicine at the University of Wisconsin.

James Neal, 60 years old, is the Company’s Senior Vice President and Chief Operating Officer and joined the Company in 2009 as its Vice President, Business Development. Mr. Neal brings more than 25 years’ experience forming and maximizing business and technology collaborations globally and in bringing novel products and technologies to market. Most recently, Mr. Neal was Acting Chief Executive Officer of Entelos, Inc. a leading biosimulation company. Previously in 2007, Entelos acquired Iconix Biosciences, a privately held company where Mr. Neal served as Chief Executive Officer and established multi-year collaborations with Bristol-Myers Squibb, Abbott Labs, Eli Lilly and the U.S. Food and Drug Administration. While Executive Vice President of Incyte Genomics from 1999 to 2002, he led the global commercial activities with pharmaceutical company collaborators and partners including Pfizer, Aventis and Schering-Plough, as well as sales, marketing and business development activities for the company. Earlier, he was associated with Monsanto Company in positions of increasing responsibility. Mr. Neal earned his B.S. in Biology and his M.S. in Genetics and Plant Breeding from the University of Manitoba, Canada, and holds an Executive MBA degree from Washington University in St. Louis, Missouri.

Chris Wells, 65 years old, is Vice President, Human Resources and Information Technology. Prior to joining the Company in May 2001, he served as Senior Vice President, Human Resources for Roche Pharmaceuticals, a position he held since 1995. During a career that spans more than 30 years, Mr. Wells has held human resources positions with Syntex Corporation (prior to its acquisition by Roche), Epic Healthcare (a hospital management company), Frito Lay and Burlington Industries. Mr. Wells holds a BA in Psychology from Pfeiffer University in Misenheimer, North Carolina. He is a member of the Society for Human Resources Management, the Northern California Human Resource Council, and the HR Strategic Issues Council.

Dan Cafaro, 59 years old, is XOMA’s Vice President, Regulatory Affairs and Compliance. He joined the Company in 1996 as Director of Regulatory Affairs and has held various positions of increasing responsibility, including leadership for different product development applications. He is currently responsible for directing all worldwide regulatory and quality activities for the Company including strategy and implementation, as well as compliance with Good Clinical, Laboratory and Manufacturing Practices. From 1981 to 1996, Mr. Cafaro held several managerial positions at Allergan, Inc., directing worldwide regulatory affairs and product development. He belongs to several professional societies including the Regulatory Affairs Professional Society (RAPS), The Organisation for Professionals in Regulatory Affairs (TOPRA), and the Drug Information Association. Mr. Cafaro holds a B.S. in Chemistry from the University of California Los Angeles.

ITEM 2—AMENDMENT TO LONG TERM INCENTIVE PLAN

The Board has adopted, subject to stockholder approval, an amendment to the Long Term Incentive Plan to (a) increase the number of shares of Common Stock issuable over the term of the plan by an additional 3,400,000 to 22,171,206 shares of Common Stock in the aggregate, (b) provide that, for each restricted share, RSU, performance share, performance unit, dividend equivalent or other stock-based award issued, the number of available shares under the Long Term Incentive Plan will be reduced by 1.08 shares, while option grants will continue to reduce the number of available shares under the Long Term Incentive Plan by one share for each option to purchase one share granted and (c) increase the number of shares of common stock issuable under the plan as incentive stock options, or ISOs, by an additional 3,400,000 to 11,500,000 shares.

The Long Term Incentive Plan is designed to encourage equity ownership of the Company by the employees, consultants and directors who are primarily responsible for its management, growth and financial success, to align the interests of such employees, consultants and directors with those of the Company’s stockholders and to assist the Company in attracting and retaining the services of such employees, consultants and directors (see “Compensation Discussion and Analysis” above).

The Board believes that the Company will be at a competitive disadvantage in its efforts to attract, retain and motivate employees, consultants and directors if it does not have the ability to issue equity-based compensation awards and believes that approval of the proposed amendment is in the best interest of the Company and its employees, consultants and directors because it will assist the Company in retaining the services of outstanding employees, consultants and directors. The Board also believes that the Company needs to maintain the flexibility to issue stock appreciation rights (“SARs”), restricted shares, RSUs, performance shares, performance units, dividend equivalents and other stock-based awards, as well as stock options, to participants in the Long Term Incentive Plan. However, the Board also recognizes that restricted shares, RSUs, performance shares, performance units, dividend equivalents or other stock-based awards generally have a greater cost to the Company than stock options, and accordingly the proposal includes a provision whereby for each SAR, restricted share, RSU, performance share, performance unit, dividend equivalent or other stock-based award issued, the number of available shares under the Long Term Incentive Plan will be reduced by 1.08 shares. In addition, the Board believes that the Company needs to maintain the flexibility to grant options under the Long Term Incentive Plan as ISOs.

The following summary of the Long Term Incentive Plan is qualified in its entirety by reference to the Long Term Incentive Plan, a copy of which, as proposed to be amended as set forth in this Item 2, is attached as Appendix 1 to this proxy statement. As of the record date there were 120,367,541 shares of Common Stock outstanding and the per-share closing price of our common stock as reported on NASDAQ Capital Market was $0.73 per share.

Overhang

The following table provides certain additional information regarding our equity incentive program.

As of March 28, 2016
Total number of shares of common stock subject to outstanding stock options	7,455,537
Total number of shares of common stock subject to outstanding full value awards	3,879,151
Weighted-average exercise price of outstanding stock options	$6.22
Weighted-average remaining term of outstanding stock options	6.41
Total number of shares of common stock available for grant under all equity incentive plans	1,535,932

Burn Rate

The following table provides detailed information regarding the activity related to our equity incentive plans for fiscal year 2015.

Fiscal Year 2015
Total number of shares of common stock subject to stock options granted	1,797,222
Total number of shares of common stock subject to full value awards granted	2,113,432
Total number of shares of common stock subject to stock options cancelled	1,645,571
Total number of shares of common stock subject to full value awards cancelled	757,403
Weighted-average common stock outstanding	117,803,109

General

The Long Term Incentive Plan is intended to provide incentives to attract, retain and motivate employees, consultants and directors and to provide for competitive compensation opportunities, to encourage long term service, to recognize individual contributions and reward achievement of performance goals, and to promote the creation of long term value for stockholders by aligning the interests of such persons with those of stockholders. The Long Term Incentive Plan will provide for the grant to eligible employees, consultants and directors of stock options, SARs, restricted shares, RSUs, performance shares, performance units, dividend equivalents, and other stock-based awards (the “Awards”). Although no further grants or awards will be made under the Company’s 1981 Share Option Plan, the Restricted Share Plan, the 2007 CEO Share Option Plan, or the 2002 Directors Share Option Plan (the “Prior Plans”), shares underlying options previously issued under the Prior Plans that are currently outstanding will, upon forfeiture, cancellation, surrender or other termination without distribution of shares of Common Stock to holders thereof, become available under the Long Term Incentive Plan.

Of the 18,771,206 shares of Common Stock currently authorized for issuance under the Long Term Incentive Plan, as of March 28, 2016, 1,947,896 shares have been issued on the exercise of option awards, 4,132,921 shares have been issued in connection with vesting of RSUs, 11,334,688 shares were subject to outstanding options and RSUs, and 1,535,932 shares were available for issuance for future awards. The expiration dates for all such outstanding options range from May 23, 2016 to March 15, 2026 (at the latest). After amendment of the Long Term Incentive Plan as proposed in this proxy statement, 4,935,932 shares will be available for issuance under the Long Term Incentive Plan. However, for each restricted share, RSU, performance share, performance unit, dividend equivalent or other stock-based award issued, the number of shares available under the Long Term Incentive Plan will be reduced by 1.08 shares. Forfeiture of Awards that were counted as greater than 1.0 shares under the provisions described above and forfeiture of awards other than options or stock appreciation rights under our Prior Plans will result in the addition to shares available under the Long Term Incentive Plan of 1.08 shares per share forfeited. If any Awards granted under the Long Term Incentive Plan are forfeited, canceled, terminated, exchanged or surrendered or such Award is settled in cash or otherwise terminates without a distribution of shares to the participant, any shares counted against the number of shares reserved and available under the Long Term Incentive Plan with respect to such Award shall, to the extent of any such forfeiture, repurchase, settlement, termination, cancellation, exchange or surrender, again be available for awards under the Long Term Incentive Plan. However, if any shares subject to an Award are not delivered to a participant because the Award is exercised through a reduction of shares subject to the Award (i.e., “net exercised”), the number of shares that are not delivered to the participant shall not remain available for issuance under the Long Term Incentive Plan. Also, any shares withheld or reacquired by the Company pursuant to the exercise of an option or SAR or as consideration for the exercise of an option or SAR, and any shares withheld or reacquired by the company in satisfaction of the Company’s tax withholding obligation on an Award, shall not again become available for issuance under the Plan.

The shares of Common Stock issuable over the term of the Long Term Incentive Plan will be made available from authorized but unissued shares of Common Stock. Each option will have an exercise price per share of not less than 100% of the fair market value per share of Common Stock on the date of grant.

During each calendar year (i) the maximum number of shares with respect to which options and SARs may be granted to a participant under the Long Term Incentive Plan will be 466,666 shares of Common Stock, and (ii) the maximum number of shares of Common Stock which may be granted to a participant under the Long Term Incentive Plan with respect to Awards intended to qualify as performance-based compensation under the Code (other than options and SARs) will be 466,666 shares of Common Stock. In addition, no more than 8,100,000 shares (or 11,500,000 shares, if the amendment proposed in this Item 3 is approved) of Common Stock may be issued as ISOs under the Long Term Incentive Plan. As of March 28, 2016, the Company has issued options to purchase 999,564 shares of Common Stock under the Long Term Incentive Plan as ISOs. This limitation has no effect, however, on the number of shares available under the Long Term Incentive Plan. These Common Stock amounts are subject to anti-dilution adjustments in the event of certain changes in the Company’s capital structure, as described below. Shares of Common Stock issued pursuant to the Long Term Incentive Plan may consist, in whole or in part, of authorized but unissued shares of Common Stock or treasury shares including shares of Common Stock acquired by purchase in the open market or in private transactions.

Eligibility and Administration

Officers and other employees of, and consultants to, the Company and its subsidiaries and affiliates and directors of the Company will be eligible to receive Awards under the Long Term Incentive Plan. Approximately 90 officers, other employees and directors are currently eligible to participate in the Long Term Incentive Plan. Although the Company utilizes the services of a number of consultants who are or would be eligible to be granted Awards under the Long Term Incentive Plan from time to time, it has seldom granted options or shares under its equity-based plans to consultants.

The Long Term Incentive Plan will be administered by the Compensation Committee or such other Board committee or committees (or the entire Board) as may be designated by the Board. Different committees (including the entire Board) may administer the Long Term Incentive Plan with respect to different groups of eligible participants, but in this proxy statement we refer to all of them together as the “LTIP Administrator.” Unless otherwise determined by the Board, the LTIP Administrator will consist of two or more members of the Board who are nonemployee directors within the meaning of Rule 16b-3 of the Exchange Act and “outside directors” within the meaning of Section 162(m) of the Code. The LTIP Administrator will determine which eligible employees, consultants and directors receive Awards, the types of Awards to be received and the amounts, terms, and conditions thereof. The LTIP Administrator will have authority to waive conditions relating to an Award or to accelerate vesting of Awards.

The LTIP Administrator may delegate to other members of the Board or to officers or managers of the Company or any subsidiary or affiliate the authority, subject to such terms as the LTIP Administrator shall determine, to perform administrative functions and, with respect to Awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the LTIP Administrator may determine to the extent permitted under Rule 16b-3 and applicable law.

Except for certain anti-dilution adjustments, unless the approval of stockholders of the Company is obtained, options and SARs issued under the Long Term Incentive Plan will not be amended to lower their exercise price or exchanged for other options or SARs with lower exercise prices, options and SARs with an exercise price in excess of the fair market value of the underlying shares of Common Stock will not be exchanged for cash or other property, and no other action will be taken with respect to options or SARs that would be treated as a repricing under the rules of the principal stock exchange on which the shares of Common Stock are listed.

Awards

ISOs intended to qualify for special tax treatment in accordance with the Code and nonqualified stock options not intended to qualify for special tax treatment under the Code may be granted for such number of shares of Common Stock as the LTIP Administrator determines. The LTIP Administrator will be authorized to set the terms relating to an option, including exercise price and the time and method of exercise. However, the exercise price of options will not be less than the fair market value of the shares of Common Stock on the date of grant, and the term will not be longer than ten years from the date of grant of the options.

An SAR will entitle the holder thereof to receive with respect to each share subject thereto, an amount equal to the excess of the fair market value of one share of Common Stock on the date of exercise over the exercise price of the SAR set by the LTIP Administrator as of the date of grant. However, the exercise price of the SARs will not be less than the fair market value of the shares of Common Stock on the date of grant, and the term will not be longer than ten years from the date of grant of the SARs. Payment with respect to SARs may be made in cash or shares of Common Stock as determined by the LTIP Administrator.

Awards of restricted shares will be subject to such restrictions on transferability and other restrictions, if any, as the LTIP Administrator may impose. Such restrictions will lapse under circumstances that the LTIP Administrator shall determine, including based upon a specified period of continued employment or upon the achievement of performance criteria referred to below. Except as otherwise determined by the LTIP Administrator, eligible employees granted restricted shares will have all of the rights of a stockholder, including the right to vote restricted shares and receive dividends thereon, and unvested restricted shares will be forfeited upon termination of employment during the applicable restriction period.

An RSU will entitle the holder thereof to receive shares of Common Stock or cash at the end of a specified deferral period. RSUs will also be subject to such restrictions as the LTIP Administrator may impose. Such restrictions will lapse under circumstances that the LTIP Administrator shall determine, including based upon a specified period of continued employment or upon the achievement of performance criteria referred to below. Except as otherwise determined by the LTIP Administrator, RSUs subject to restriction will be forfeited upon termination of employment during any applicable restriction period.

Performance shares and performance units will provide for the future issuance of shares of Common Stock or payment of cash, respectively, to the recipient upon the attainment of performance objectives over specified performance periods. Except as otherwise determined by the LTIP Administrator, performance shares and performance units will be forfeited upon termination of employment during any applicable performance period. Performance objectives may vary from person to person and grant to grant and will be based upon such performance criteria as the LTIP Administrator may deem appropriate. The LTIP Administrator may revise performance objectives if significant events occur during the performance period which the LTIP Administrator expects to have a substantial effect on such objectives.

The LTIP Administrator may also grant dividend equivalent rights and it is authorized, subject to limitations under applicable law, to grant such other Awards as may be denominated in, valued in, or otherwise based on, shares of Common Stock, as deemed by the LTIP Administrator to be consistent with the purposes of the Long Term Incentive Plan.

If the LTIP Administrator determines that an Award of restricted shares, RSUs, performance shares, performance units or other stock-based awards should qualify under the performance-based compensation exception to the $1 million cap on deductibility under Section 162(m) of the Code, the grant, vesting, exercise and/or settlement of such awards shall be contingent upon achievement of pre-established performance goals based on one or more of the following business criteria for the Company and/or for specified subsidiaries or affiliates or other business units or lines of business of the Company: (1) earnings per share (basic or fully diluted); (2) revenues; (3) earnings, before or after taxes, from operations (generally or specified operations), or before or after interest expense, depreciation, amortization, incentives, or extraordinary or special items; (4) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (5) return on net assets, return on assets, return on investment, return on capital, return on equity; (6) economic value added; (7) operating margin or operating expense; (8) net income; (9) Common Stock price or total stockholder return; (10) book value or adjusted book value; (11) expense ratio;

(12) operating income; and (13) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the LTIP Administrator may determine, in its discretion, including without limitation in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The maximum amount payable upon settlement of a cash-settled performance unit (or any other cash-settled award) granted under the Long Term Incentive Plan that is intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Code for any calendar year to any participant will not exceed $3,000,000.

Nontransferability

Unless otherwise set forth by the LTIP Administrator in an award agreement, Awards (except for vested shares) will generally not be transferable by the participant other than by will or the laws of descent and distribution and will be exercisable during the lifetime of the participant only by such participant or his or her guardian or legal representative.

Change in Control

In the event of a change in control (as defined in the Long Term Incentive Plan), unless otherwise provided by the LTIP Administrator at the time of the Award grant, each outstanding Award shall either be assumed by the successor company or parent thereof or to be replaced with comparable awards with respect to capital stock of the successor company or parent thereof, such comparability to be determined by the Committee, or if an Award is not so assumed or replaced, then such outstanding Award shall become fully exercisable at the time of the change in control, and all restrictions or limitations (including risks of forfeiture and deferrals) on such outstanding Award shall lapse, and all performance criteria and other conditions to payment of such Award shall be deemed to be achieved or fulfilled at target (if applicable) and shall be waived by the Company at the time of the change in control.

Capital Structure Changes

If the LTIP Administrator determines that any dividend in shares, recapitalization, share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, extraordinary distribution or other similar corporate transaction or event affects the shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of eligible participants under the Long Term Incentive Plan, then the LTIP Administrator shall make such equitable changes or adjustments as it deems appropriate, including adjustments to (i) the number and kind of shares that may thereafter be issued under the Long Term Incentive Plan, (ii) the number and kind of shares, other securities or other consideration to be issued or become issuable in respect of outstanding Awards, and (iii) the exercise price, grant price or purchase price relating to any Award. Under such circumstances, the LTIP Administrator also has the authority to provide for a distribution of cash or property in respect of any Award.

Amendment and Termination

The Long Term Incentive Plan may be amended, altered, suspended or terminated by the Board at any time, in whole or in part, without the consent of stockholders or plan participants. However, any amendment for which stockholder approval is required under the rules of any stock exchange or automated quotation system on which the shares of Common Stock may then be listed or quoted will not be effective until such stockholder approval has been obtained. In addition, no amendment, suspension, or termination of the Long Term Incentive Plan may materially and adversely affect the rights of a participant under any Award theretofore granted to him or her without the consent of the affected participant. The LTIP Administrator may waive any conditions or rights, amend any terms, or amend, suspend or terminate, any Award granted, provided that, without participant consent, such amendment, suspension or termination may not materially and adversely affect the rights of such participant under any Award previously granted to him or her.

Effective Date and Term

The Long Term Incentive Plan became effective on July 21, 2010, the date of approval by our stockholders and was amended in May 2014. Unless earlier terminated or extended, the Long Term Incentive Plan will expire on May 25, 2020 (unless sooner terminated by the Board), and no further awards may be granted thereunder after such date.

Federal Income Tax Consequences

The following is a summary of the federal income tax consequences of the Long Term Incentive Plan, based upon current provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, and does not address the consequences under any state, local or foreign tax laws. This information is not and should not be considered tax advice. The Company assumes no liability whatever for any taxes, fees, penalties, investment losses, or other damages incurred by participants in the Plan who rely on this information. Participants are strongly urged to consult with their tax advisors.

Stock Options

In general, the grant of an option will not be a taxable event to the recipient, and it will not result in a deduction to the Company. The tax consequences associated with the exercise of an option and the subsequent disposition of shares of Common Stock acquired on the exercise of such option depend on whether the option is a nonqualified stock option or an ISO.

Upon the exercise of a nonqualified stock option, the participant will recognize ordinary taxable income equal to the excess of the fair market value of the shares of Common Stock received upon exercise over the exercise price. The Company or a subsidiary that employs the participant will generally be able to claim a deduction in an equivalent amount. Any gain or loss upon a subsequent sale or exchange of the shares of Common Stock will be capital gain or loss, long-term or short-term, depending on the holding period for the shares of Common Stock.

Generally, a participant will not recognize ordinary taxable income at the time of exercise of an ISO, and no deduction will be available to the Company or a subsidiary that employs the participant, provided the option is exercised while the participant is an employee or within three months following termination of employment (longer, in the case of disability or death). If an ISO granted under the Long Term Incentive Plan is exercised after these periods, the exercise will be treated for federal income tax purposes as the exercise of a nonqualified stock option. Also, an ISO granted under the Long Term Incentive Plan will be treated as a nonqualified stock option to the extent it (together with other ISOs granted to the participant by the Company) first becomes exercisable in any calendar year for shares of Common Stock having a fair market value, determined as of the date of grant, in excess of $100,000.

If shares of Common Stock acquired upon exercise of an ISO are sold or exchanged more than one year after the date of exercise and more than two years after the date of grant of the option, any gain or loss will be long-term capital gain or loss. If shares of Common Stock acquired upon exercise of an ISO are disposed of prior to the expiration of these one-year or two-year holding periods (a “Disqualifying Disposition”), the participant will recognize ordinary income at the time of disposition, and the Company or a subsidiary that employs the participant will generally be entitled to a deduction, in an amount equal to the excess of the fair market value of the shares of Common Stock at the date of exercise over the exercise price. Any additional gain will be treated as capital gain, long-term or short-term, depending on how long the shares of Common Stock have been held. Where shares of Common Stock are sold or exchanged in a Disqualifying Disposition (other than certain related party transactions) for an amount less than their fair market value at the date of exercise, any ordinary income recognized in connection with the Disqualifying Disposition will be limited to the amount of gain, if any, recognized in the sale or exchange, and any loss will be a long-term or short-term capital loss, depending on how long the shares of Common Stock have been held.

If an option is exercised through the use of shares of Common Stock previously owned by the participant, such exercise generally will not be considered a taxable disposition of the previously owned shares of Common Stock, and thus, no gain or loss will be recognized with respect to such previously owned shares of Common Stock upon such exercise. The amount of any built-in gain on the previously owned shares of Common Stock generally will not be recognized until the new shares of Common Stock acquired on the option exercise are disposed of in a sale or other taxable transaction.

Although the exercise of an ISO as described above would not produce ordinary taxable income to the participant, it would result in an increase in the participant’s alternative minimum taxable income and may result in an alternative minimum tax liability.

Restricted Shares

A participant who receives restricted shares of Common Stock will generally recognize ordinary income at the time that they “vest”, i.e., when they are no longer subject to a substantial risk of forfeiture. The amount of ordinary income so recognized will generally be the fair market value of the shares of Common Stock at the time the shares of Common Stock vest, less the amount, if any, paid for the shares of Common Stock. This amount is generally deductible for federal income tax purposes by the Company or a subsidiary that employs the participant. Dividends paid with respect to shares of Common Stock that are not vested will be ordinary compensation income to the participant (and generally deductible by the Company or a subsidiary that employs the participant). Any gain or loss upon a subsequent sale or exchange of the shares of Common Stock, measured by the difference between the sale price and the fair market value on the date the shares of Common Stock vest, will be capital gain or loss, long-term or short-term, depending on the holding period for the shares of Common Stock. The holding period for this purpose will begin on the date following the date the shares of Common Stock vest.

In lieu of the treatment described above, a participant may elect immediate recognition of income under Section 83(b) of the Code. In such event, the participant will recognize as income the fair market value of the restricted shares at the time of grant (determined without regard to any restrictions other than restrictions which by their terms will never lapse), and the Company or a subsidiary that employs the participant will generally be entitled to a corresponding deduction. Dividends paid with respect to shares of Common Stock as to which a proper Section 83(b) election has been made will not be deductible to the Company or a subsidiary that employs the participant. If a Section 83(b) election is made and the restricted shares are subsequently forfeited, the participant will not be entitled to any offsetting tax deduction.

SARs, RSUs and Other Awards

With respect to SARs, RSUs, performance shares, performance units, dividend equivalents and other Awards under the Long Term Incentive Plan not described above, generally, when a participant receives payment with respect to any such Award granted to him or her under the Long Term Incentive Plan, the amount of cash and the fair market value of any other property received will be ordinary income to such participant and will be allowed as a deduction for federal income tax purposes to the Company or a subsidiary that employs the participant.

Payment of Withholding Taxes

The Company may withhold, or require a participant to remit to it, an amount sufficient to satisfy any federal, state, local or foreign withholding tax requirements associated with Awards under the Long Term Incentive Plan.

Deductibility Limit on Compensation in Excess of $1 Million

Section 162(m) of the Code generally limits the deductible amount of annual compensation paid (including, unless an exception applies, compensation otherwise deductible in connection with Awards granted under the Long Term Incentive Plan) by a public company to each “covered employee” (i.e., the chief executive officer, the chief financial officer and the three most highly compensated executive officers of the Company other than the chief executive officer or the chief financial officer) to no more than $1 million. However, qualifying performance-based compensation will be excluded from the $1 million cap on deductibility. Although we consider tax deductibility under Section 162(m) as a factor in our compensation decisions (including Awards under the Long Term Incentive Plan), we retain the ability to authorize certain compensation payments that may not satisfy the tax deductibility requirements under Section 162(m) if it is determined that such payments are appropriate to attract and/or retain executive talent or otherwise promote our corporate objectives.

New Plan Benefits

The amount of benefits payable in the future under the Long Term Incentive Plan is not currently determinable.

Long Term Incentive Plan Benefits

The following table shows, for each of the individuals and the various groups indicated, the number of stock options and restricted stock units underlying shares of our Common Stock that have been granted (even if not currently outstanding) under the Long Term Incentive Plan since our stockholders approved its amendment and restatement in May 2014 through March 28, 2016.

Long Term Incentive Plan

Name and position	Number of shares subject to stock awards
John Varian, Chief Executive Officer	1,001,600
Tom Burns, Vice President, Finance and Chief Financial Officer	316,560
Fred Kurland, Vice President, Finance and Chief Financial Officer	10,000
Paul Rubin, M.D., Senior Vice President, Research and Development and Chief Medical Officer	350,140
James Neal, Senior Vice President and Chief Operating Officer	373,954
Chris Wells, Vice President, Human Resources and Information Technology	169,980
Tom Klein, Vice President, Chief Commercial Officer	151,810
All Current Executive Officers as a Group	2,443,320
All Current Non-Executive Directors as a Group	639,976
All Current and Former Employees as a Group (including all current non-executive officers)	6,946,552
All Nominees for Director	533,730
Each Associate of any Director, Executive Officer or Nominee	N/A
Each Other Current and Former 5% Holder or Future 5% Recipient	N/A

Recommendation

The Board unanimously recommends voting “FOR” approval. Approval of the amendment requires the affirmative vote of the holders of a majority of the votes cast at the annual meeting on the proposal.

Equity Compensation Plan Information

The table below describes information, as of December 31, 2015, on equity compensation plans under which the shares of Common Stock are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)(1)
Equity compensation plans approved by security holders	10,148,543	$6.33	3,935,778
Equity compensation plans not approved by security holders	0	$0	0

Total	10,148,543	$6.33	3,935,778

(1)	As of December 31, 2015, an aggregate of 193,556 shares remained available for future issuance under the 2015 Employee Stock Purchase Plan, and as of March 28, 2016, up to a maximum of 95,000 shares may be purchased in the current purchase period.

ITEM 3—APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016, and has further directed that management submit the selection of the independent registered public accounting firm for ratification by our stockholders at the Annual Meeting. Ernst & Young LLP has served as our independent registered public accounting firm since 1998. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

We have been informed by Ernst & Young LLP that, to the best of their knowledge, neither the firm nor any of its members or their associates has any direct financial interest or material indirect financial interest in XOMA or our affiliates.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of XOMA and our stockholders.

Recommendation

The recommendation to ratify the appointment of Ernst & Young is being submitted to the stockholders at the annual meeting. The Board recommends voting “FOR” the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the 2016 fiscal year.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent accountants. Pre-approval generally is provided for up to one year, is detailed as to the particular service or category of services and generally is subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by the independent accountants, the committee considers whether such services are consistent with the auditor’s independence, whether the independent accountants are likely to provide the most effective and efficient service based on their familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. The Audit Committee has delegated pre-approval authority to its chairman, who must report any decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee approved 100% of all audit and other services provided by Ernst & Young LLP in 2015 and 2014. The total fees paid to Ernst & Young LLP for the last two fiscal years are as follows:

	Fiscal Year Ended December 31, 2015	Fiscal Year Ended December 31, 2014
Audit Fees(1)	$876,542	$939,307
Audit Related Fees	—	—
Tax Fees(2)	$35,000	$9,735
All Other Fees	—	—

(1)	Audit Fees include the integrated audit of annual financial statements and internal control over financial reporting, reviews of quarterly financial statements included in Quarterly Reports on Forms 10-Q, consultations on matters addressed during the audit or quarterly reviews, and services provided in connection with SEC filings, including consents and comment and comfort letters.
(2)	Amounts represent fees for products and services provided by Ernst & Young for tax compliance, tax advice and tax planning.

The Audit Committee considered whether the provision of the services covered in the preceding paragraphs of this section is compatible with maintaining Ernst & Young’s independence.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors to file initial reports of ownership and changes in ownership with the SEC and NASDAQ. Such executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the copies of the forms furnished to the Company and written representations from the Company’s executive officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports with respect to 2015 on a timely basis.

TRANSACTIONS WITH RELATED PERSONS

There were no reportable transactions with related persons during 2015. The Company or a subsidiary of the Company may occasionally enter into transactions with certain related persons, such as executive officers, directors or nominees for directors of the Company, their immediate family members or beneficial owners of more than 5% of the Company’s outstanding Common Stock, in which the related party has a direct or indirect material interest. Each such transaction is subject to review and pre-approval by the Audit Committee.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are XOMA stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or XOMA. Direct your written request to the Company’s principal office, at 2910 Seventh Street, Berkeley, California 94710, Attention: Secretary or your telephonic request to (510) 204-7482. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board does not know of any matters to be presented at this annual meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement. If other matters should properly come before the meeting, it is intended that the proxy holders will vote on such matters in accordance with their best judgment.

It is important that your shares of Common Stock be represented at the meeting, regardless of the number of shares of Common Stock which you hold. You are, therefore, urged to promptly vote your proxy by accessing the Internet, via a toll-free telephone number as instructed in the Notice, or if you have elected to receive a paper copy of the proxy materials, by completing, signing and returning the proxy card that is provided.

STOCKHOLDER PROPOSALS AND OTHER COMMUNICATIONS

A stockholder who intends to present a proposal at the 2017 meeting of stockholders must submit such proposal to the Company by December 9, 2016 for inclusion in the Company’s 2017 proxy statement and proxy card relating to such meeting. The proposal must be mailed to the Company’s principal office at 2910 Seventh Street, Berkeley, California 94710, Attention: Secretary and must comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act. A stockholder who intends to submit a proposal that is not to be included in next year’s proxy materials, but that may be considered at the annual meeting of stockholders to be held in 2017, must do so in writing following the above instructions not earlier than the close of business on January 23, 2017 and not later than the close of business on February 22, 2017. We advise you to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the different notice submission date requirements in the event our annual meeting for 2017 is held more than 30 days before or 60 days after May 19, 2017. The section titled “Nominating & Governance Committee” in this proxy statement provides additional information on the director nomination process.

For all other stockholders communications with the Board or a particular director, a stockholder may send a letter to the Company’s principal office at 2910 Seventh Street, Berkeley, California 94710, Attention: Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” The letter must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual director or directors.

By Order of the Board,

Russell J. Wood
Senior Corporate Counsel & Corporate Secretary

April 8, 2016

Berkeley, California

Appendix 1

XOMA CORPORATION

AMENDED AND RESTATED

2010 LONG TERM INCENTIVE AND STOCK AWARD PLAN

(as amended through May 19, 2016, subject to stockholder approval)

1.	Purposes.

The purposes of the XOMA Corporation Amended and Restated 2010 Long Term Incentive and Stock Award Plan are to advance the interests of XOMA Corporation and its stockholders by providing a means to attract, retain, and motivate employees, consultants and directors of the Company, its Subsidiaries and Affiliates, to provide for competitive compensation opportunities, to encourage long term service, to recognize individual contributions and reward achievement of performance goals, and to promote the creation of long term value for stockholders by aligning the interests of such persons with those of stockholders.

2.	Definitions.

For purposes of this Plan, the following terms shall be defined as set forth below:

(a) “Affiliate” means any entity other than the Company and its Subsidiaries that is designated by the Board or the Committee as a participating employer under this Plan; provided, however, that the Company directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity or at least 20% of the ownership interests in such entity.

(b) “Award” means any Option, SAR, Restricted Share, Restricted Stock Unit, Performance Share, Performance Unit, Dividend Equivalent, or Other Stock-Based Award granted to an Eligible Person under this Plan.

(c) “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

(d) “Beneficiary” means the person, persons, trust or trusts which have been designated by an Eligible Person in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under this Plan upon the death of the Eligible Person, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) a merger, consolidation or acquisition in which the Company is not the surviving or continuing entity, except for a transaction the principal purpose of which is to change the jurisdiction of the Company’s organization;

(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii) any other reorganization or business combination in which fifty percent (50%) or more of the Company’s outstanding voting securities are transferred to different holders in a single transaction or series of related transactions;

(iv) any approval by the stockholders of the Company of a plan of complete liquidation of the Company;

(v) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; or

(vi) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.

(h) “Committee” means the Compensation Committee of the Board, or such other Board committee or committees (which may include the entire Board) as may be designated by the Board to administer all or any portion of this Plan; provided, however, that, unless otherwise determined by the Board, a Committee shall consist of two or more directors of the Company, each of whom is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, to the extent applicable, and each of whom is an “outside director” within the meaning of Section 162(m) of the Code, to the extent applicable; provided, further, that the mere fact that a Committee shall fail to qualify under either of the foregoing requirements shall not invalidate any Award made by such Committee which Award is otherwise validly made under this Plan. Different Committees may administer this Plan with respect to different groups of Eligible Persons. As used herein, the singular “Committee” shall include the plural “Committees” if applicable, except where the context requires otherwise.

(i) “Company” means XOMA Corporation, a Delaware corporation, or any successor company.

(j) “Director” means a member of the Board who is not an employee of the Company, a Subsidiary or an Affiliate.

(k) “Dividend Equivalent” means a right, granted under Section 5(g), to receive cash, Shares, or other property equal in value to dividends paid with respect to a specified number of Shares. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis.

(l) “Effective Date” means July 21, 2010, contingent on shareholder approval of this Plan on such date.

(m) “Eligible Person” means (i) an employee or consultant of the Company, a Subsidiary or an Affiliate, including any director who is an employee, or (ii) a Director. Notwithstanding any provisions of this Plan to the contrary, an Award may be granted to an employee or consultant in connection with his or her hiring or retention prior to the date the employee or consultant first performs services for the Company, a Subsidiary or an Affiliate; provided, however, that any such Award shall not become vested or exercisable prior to the date the employee or consultant first performs such services.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include successor provisions thereto and regulations thereunder.

(o) “Fair Market Value” means:

(i) if the Shares are not at the time listed or admitted to trading on any stock exchange but are traded in the over-the-counter market, the fair market value shall be the closing selling price per Share on the date in question, as such price is reported on The NASDAQ Global Market or any successor system; provided that if there is no reported closing selling price for Shares on the date in question, then the closing selling price on the last preceding date for which such quotation exists shall be determinative of fair market value;

(ii) if the Shares are at the time listed or admitted to trading on any stock exchange, then the fair market value shall be the closing selling price per Share on the date in question on the stock exchange determined by the Committee to be the primary market for the Shares, as such price is officially quoted on such exchange; provided that if there is no reported sale of Shares on such exchange on the date in question, then the fair market value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists; or

(iii) if the Shares are at the time neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market (or if the Committee determines that the value as determined pursuant to subsection (i) or (ii) above does not reflect fair market value), then the Committee shall determine fair market value after taking into account such factors as it deems appropriate, including one or more independent professional appraisals.

(p) “Incumbent Directors” means directors who (i) are directors of the Company as of the date hereof, (ii) are elected, or nominated for election, to the Board with the affirmative votes of the directors of the Company as of the date hereof, or (iii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i) through (v) of the definition of Change in Control or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

(q) “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

(r) “NQSO” means any Option that is not an ISO.

(s) “Option” means a right, granted under Section 5(b), to purchase Shares.

(t) “Other Stock-Based Award” means a right, granted under Section 5(h) that relates to or is valued by reference to Shares.

(u) “Participant” means an Eligible Person who has been granted an Award under this Plan.

(v) “Performance Award” shall have the meaning set forth in Section 7(a).

(w) “Performance Period” shall have the meaning set forth in Section 5(f)(i).

(x) “Performance Share” means a performance share granted under Section 5(f).

(y) “Performance Unit” means a performance unit granted under Section 5(f).

(z) “Plan” means this XOMA Corporation Amended and Restated 2010 Long Term Incentive and Stock Award Plan.

(aa) “Restricted Shares” means an Award of Shares under Section 5(d) that may be subject to certain restrictions and to a risk of forfeiture.

(bb) “Restricted Stock Unit” means a right, granted under Section 5(e), to receive Shares or cash at the end of a specified deferral period.

(cc) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to this Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(dd) “SAR” or “Stock Appreciation Right” means the right, granted under Section 5(c), to be paid an amount measured by the difference between the exercise price of the right and the Fair Market Value of Shares on the date of exercise of the right, with payment to be made in cash, Shares, or property as specified in the Award or determined by the Committee.

(ee) “Shares” means shares of common stock of the Company, and such other securities as may be substituted for Shares pursuant to Section 4(c) hereof.

(ff) “Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company if each of the companies (other than the last company in the unbroken chain) owns shares possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in the chain.

(gg) “Termination of Service” means the termination of the Participant’s employment, consulting services or directorship with the Company, its Subsidiaries and its Affiliates, as the case may be. A Participant employed by a Subsidiary of the Company or one of its Affiliates shall also be deemed to incur a Termination of Service if the Subsidiary of the Company or Affiliate ceases to be such a Subsidiary or an Affiliate, as the case may be, and the Participant does not immediately thereafter become an employee or director of, or a consultant to, the Company, another Subsidiary of the Company or an Affiliate. In the event that a Participant who is an employee of the Company, a Subsidiary or an Affiliate becomes a Director or a consultant to the Company, a Subsidiary or an Affiliate upon the Participant’s termination of employment, unless otherwise determined by the Committee in its sole discretion, no Termination of Service shall be deemed to occur until such time as such Participant is no longer an employee of, or consultant to, the Company, a Subsidiary or an Affiliate or a Director, as the case may be. If a Participant who is a Director becomes an employee of, or a consultant to, the Company, a Subsidiary or an Affiliate upon such Participant ceasing to be a Director, unless otherwise determined by the Committee in its sole discretion, such termination of the Participant’s directorship shall not be treated as a Termination of Service unless and until the Participant’s employment or consultancy, as the case may be, terminates. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered a Termination of Service.

3.	Administration.

(a) Authority of the Committee. This Plan shall be administered by the Committee, and the Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of this Plan:

(i) to select Eligible Persons to whom Awards may be granted;

(ii) to designate Affiliates;

(iii) to determine the type or types of Awards to be granted to each Eligible Person;

(iv) to determine the type and number of Awards to be granted, the number of Shares to which an Award may relate, the terms and conditions of any Award granted under this Plan (including, but not limited to, any exercise price, grant price, or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability, or settlement of an Award, and waiver or accelerations thereof, and waivers of performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

(v) to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, exchanged, or surrendered;

(vi) to determine whether, to what extent, and under what circumstances cash, Shares, other Awards, or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee, or at the election of the Eligible Person, provided that such deferral shall be intended to be in compliance with Section 409A of the Code;

(vii) to prescribe the form of each Award Agreement, which need not be identical for each Eligible Person;

(viii) to adopt, amend, suspend, waive, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer this Plan;

(ix) to correct any defect or supply any omission or reconcile any inconsistency in this Plan and to construe and interpret this Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder;

(x) to accelerate the exercisability or vesting of all or any portion of any Award or to extend the period during which an Award is exercisable;

(xi) to determine whether uncertificated Shares may be used in satisfying Awards and otherwise in connection with this Plan; and

(xii) to make all other decisions and determinations as may be required under the terms of this Plan or as the Committee may deem necessary or advisable for the administration of this Plan.

(b) Manner of Exercise of Committee Authority. The Committee shall have sole discretion in exercising its authority under this Plan. Any action of the Committee with respect to this Plan shall be final, conclusive, and binding on all persons, including the Company, Subsidiaries, Affiliates, Eligible Persons, any person claiming any rights under this Plan from or through any Eligible Person, and stockholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to other members of the Board or officers or managers of the Company or any Subsidiary or Affiliate the authority, subject to such terms as the Committee shall determine, to perform administrative functions and, with respect to Awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine, to the extent permitted under Rule 16b-3 (if applicable) and applicable law.

(c) Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Subsidiary or Affiliate, the Company’s independent certified public accountants, or other professional retained by the Company to assist in the administration of this Plan. No member of the Committee, and no officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to this Plan, and all members of the Committee and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

(d) Limitation on Committee’s Discretion. Anything in this Plan to the contrary notwithstanding, in the case of any Award which is intended to qualify as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, the Committee shall have no discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as such performance-based compensation.

(e) No Option or SAR Repricing Without Stockholder Approval. Except as provided in the first sentence of Section 4(c) hereof relating to certain anti-dilution adjustments, unless the approval of stockholders of the Company is obtained, (i) Options and SARs shall not be amended to lower their exercise price, (ii) Options and SARs will not be exchanged for other Options or SARs with lower exercise prices, (iii) Options and SARs with an exercise price in excess of the Fair Market Value of the underlying Shares will not be exchanged for cash or other property and (iii) no other action shall be taken with respect to Options or SARs that would be treated as a repricing under the rules of the principal stock exchange on which the Shares are listed.

(f) Limitation on Committee’s Authority under 409A. Anything in this Plan to the contrary notwithstanding, the Committee’s authority to modify outstanding Awards shall be limited to the extent necessary so that the existence of such authority does not (i) cause an Award that is not otherwise deferred compensation subject to Section 409A of the Code to become deferred compensation subject to Section 409A of the Code or (ii) cause an Award that is otherwise deferred compensation subject to Section 409A of the Code to fail to meet the requirements prescribed by Section 409A of the Code.

4.	Shares Subject to this Plan.

(a) Subject to adjustment as provided in Section 4(c) hereof, the total number of Shares reserved for issuance in connection with Awards under this Plan shall be (i) 22,171,206 plus (ii) the number of Shares subject to awards granted prior to the Effective Date of this Plan under the Company’s 1981 Share Option Plan, its Restricted Share Plan or its 1992 Directors Share Option Plan (the “Prior Plans”) which awards are, after the Effective Date, forfeited, canceled, surrendered or otherwise terminated without a distribution of Shares to the holder of the award; provided, however, that, subject to adjustment as provided in Section 4(c) hereof, no more than 11,5000,000 Shares may be issued as ISOs under this Plan; and, provided, further, that for each Restricted Share, Restricted Stock Unit, Performance Share, Performance Unit, Dividend Equivalent or Other Stock-Based Award issued, such total number of available Shares shall be reduced by 1.08 Shares. No Award may be granted if the number of Shares to which such Award relates, when added to the number of Shares previously issued under this Plan, exceeds the number of Shares reserved under the applicable provisions of the preceding sentence. If any Awards are forfeited, canceled, terminated, exchanged or surrendered or such Award is settled in cash or otherwise terminates without a distribution of Shares to the Participant, any Shares counted against the number of Shares reserved and available under this Plan with respect to such Award shall, to the extent of any such forfeiture, repurchase, settlement, termination, cancellation, exchange or surrender, again be available for Awards under this Plan. Further, for each share underlying an Award that was granted under this Plan and is a Restricted Share, Restricted Stock Unit, Performance Share, Performance Unit, Dividend Equivalent or Other Stock-Based Award and for each share underlying an award other than an option or stock appreciation right that was granted under a Prior Plan, in each case, that is forfeited, cancelled, terminated, exchanged or surrendered, such forfeiture, cancellation, termination, exchange or surrender will result in the addition of 1.08 shares to the share reserve of this Plan. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be canceled to the extent of the number of Shares as to which the Award is exercised. If any shares subject to an Award are not delivered to a participant because the Award is exercised through a reduction of shares subject to the Award (i.e., “net exercised”), the number of shares that are not delivered to the participant shall not remain available for issuance under the Long Term Incentive Plan. Also, any shares withheld or reacquired by the Company pursuant to the exercise of an option or SAR or as consideration for the exercise of an option or SAR, and any shares withheld or reacquired by the Company in satisfaction of the Company’s tax withholding obligation on an Award shall not again become available for issuance under the Plan

(b) Subject to adjustment as provided in Section 4(c) hereof, the maximum number of Shares (i) with respect to which Options or SARs may be granted during a calendar year to any Eligible Person under this Plan shall be 466,666 Shares, and (ii) with respect to which Performance Shares, Performance Units, Restricted Shares or Restricted Stock Units intended to qualify as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code may be granted during a calendar year to any Eligible Person under this Plan shall be 466,666 Shares.

(c) In the event that the Committee shall determine that any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, extraordinary distribution or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Eligible Persons under this Plan, then the Committee shall make such equitable changes or adjustments as it deems appropriate and, in such manner as it may deem equitable, (i) adjust any or all of (x) the number and kind of shares which may thereafter be issued under this Plan, (y) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding Awards, and (z) the exercise price, grant price, or purchase price relating to any Award, or (ii) provide for a distribution of cash or property in respect of any Award; provided, however, in each case that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(a) of the Code, unless the Committee determines otherwise; provided, further, that no adjustment shall be made pursuant to this Section 4(c) that causes any Award that is not otherwise deferred compensation subject to Section 409A of the Code to be treated as deferred compensation pursuant to Section 409A of the Code. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria and performance objectives, if any, included in, Awards in recognition of unusual or non-recurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, or accounting principles; provided, however, that the Committee shall not have discretion to increase the amount of compensation payable under any Award intended to qualify as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code to the extent such an increase would cause the Award to lose its qualification as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the regulations thereunder.

(d) Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or treasury Shares including Shares acquired by purchase in the open market or in private transactions.

5.	Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 5. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 9(d)), such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Committee shall determine, including terms regarding forfeiture of Awards or continued exercisability of Awards in the event of Termination of Service by the Eligible Person.

(b) Options. The Committee is authorized to grant Options, which may be NQSOs or ISOs, to Eligible Persons on the following terms and conditions:

(i) Exercise Price. The exercise price per Share purchasable under an Option shall be determined by the Committee; provided, however, that the exercise price per Share of an Option shall not be less than the Fair Market Value of a Share on the date of grant of the Option. The Committee may, without limitation, set an exercise price that is based upon achievement of performance criteria if deemed appropriate by the Committee.

(ii) Option Term. The term of each Option shall be determined by the Committee; provided, however, that such term shall not be longer than ten years from the date of grant of the Option.

(iii) Time and Method of Exercise. The Committee shall determine at the date of grant or thereafter the time or times at which an Option may be exercised in whole or in part (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), the methods by which such exercise price may be paid or deemed to be paid (including, without limitation, broker-assisted exercise arrangements), the form of such payment (including, without limitation, cash, Shares or other property), and the methods by which Shares will be delivered or deemed to be delivered to Eligible Persons.

(iv) ISOs. The terms of any ISO granted under this Plan shall comply in all respects with the provisions of Section 422 of the Code, including but not limited to the requirement that the ISO shall be granted within ten years from the earlier of the date of adoption or stockholder approval of this Plan. ISOs may only be granted to employees of the Company or a Subsidiary.

(c) SARs. The Committee is authorized to grant SARs (Stock Appreciation Rights) to Eligible Persons on the following terms and conditions:

(i) Right to Payment . A SAR shall confer on the Eligible Person to whom it is granted a right to receive with respect to each Share subject thereto, upon exercise thereof, the excess of (1) the Fair Market Value of one Share on the date of exercise over (2) the exercise price per Share of the SAR, as determined by the Committee as of the date of grant of the SAR (which shall not be less than the Fair Market Value per Share on the date of grant of the SAR and, in the case of a SAR granted in tandem with an Option, shall be equal to the exercise price of the underlying Option).

(ii) Other Terms. The Committee shall determine, at the time of grant or thereafter, the time or times at which a SAR may be exercised in whole or in part (which shall not be more than ten years after the date of grant of the SAR), the method of exercise, method of settlement, form of consideration payable in settlement, method by which Shares will be delivered or deemed to be delivered to Eligible Persons, whether or not a SAR shall be in tandem with any other Award, and any other terms and conditions of any SAR. Unless the Committee determines otherwise, a SAR (1) granted in tandem with an NQSO may be granted at the time of grant of the related NQSO or at any time thereafter and (2) granted in tandem with an ISO may only be granted at the time of grant of the related ISO.

(d) Restricted Shares. The Committee is authorized to grant Restricted Shares to Eligible Persons on the following terms and conditions:

(i) Issuance and Restrictions. Restricted Shares shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), in such installments, or otherwise, as the Committee may determine. Except to the extent restricted under the Award Agreement relating to the Restricted Shares, an Eligible Person granted Restricted Shares shall have all of the rights of a stockholder including, without limitation, the right to vote Restricted Shares and the right to receive dividends thereon.

(ii) Forfeiture. Except as otherwise determined by the Committee, at the date of grant or thereafter, upon Termination of Service during the applicable restriction period, Restricted Shares shall be repurchased by the Company for a nominal amount equal to their par value and any accrued but unpaid dividends or Dividend Equivalents that are at that time subject to restrictions shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Shares will be waived in whole or in part in the event of Termination of Service resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Shares.

(iii) Certificates for Shares. Restricted Shares granted under this Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the Eligible Person, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and, unless otherwise determined by the Committee, the Company shall retain physical possession of the certificate and the Participant shall deliver a stock power to the Company, endorsed in blank, relating to the Restricted Shares.

(iv) Dividends. Dividends paid on Restricted Shares shall be either paid at the dividend payment date, or deferred for payment to such date, and subject to such conditions, as determined by the Committee, in cash or in restricted or unrestricted Shares having a Fair Market Value equal to the amount of such dividends. Unless otherwise determined by the Committee, Shares distributed in connection with a Share split or dividend in Shares, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Shares or other property has been distributed.

(e) Restricted Stock Units . The Committee is authorized to grant Restricted Stock Units to Eligible Persons, subject to the following terms and conditions:

(i) Award and Restrictions. Delivery of Shares or cash, as the case may be, will occur upon expiration of the deferral period specified for Restricted Stock Units by the Committee (or, if permitted by the Committee, as elected by the Eligible Person). In addition, Restricted Stock Units shall be subject to such restrictions as the Committee may impose, if any (including, without limitation, the achievement of performance criteria if deemed appropriate by the Committee), at the date of grant or thereafter, which restrictions may lapse at the expiration of the deferral period or at earlier or later specified times, separately or in combination, in installments or otherwise, as the Committee may determine.

(ii) Forfeiture. Except as otherwise determined by the Committee at the date of grant or thereafter, upon Termination of Service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Stock Units), or upon failure to satisfy any other conditions precedent to the delivery of Shares or cash to which such Restricted Stock Units relate, all Restricted Stock Units that are at that time subject to deferral or restriction shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock Units will be waived in whole or in part in the event of Termination of Service resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock Units.

(iii) Dividend Equivalents . Unless otherwise determined by the Committee at the date of grant, Dividend Equivalents on the specified number of Shares covered by a Restricted Stock Unit shall be either (A) paid with respect to such Restricted Stock Unit at the dividend payment date in cash or in restricted or unrestricted Shares having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Restricted Stock Unit and the amount or value thereof automatically deemed reinvested in additional Restricted Stock Units or other Awards, as the Committee shall determine.

(f) Performance Shares and Performance Units. The Committee is authorized to grant Performance Shares or Performance Units or both to Eligible Persons on the following terms and conditions:

(i) Performance Period. The Committee shall determine a performance period (the “Performance Period”) of one or more years or other periods and shall determine the performance objectives for grants of Performance Shares and Performance Units. Performance objectives may vary from Eligible Person to Eligible Person and shall be based upon the performance criteria as the Committee may deem appropriate. The performance objectives may be determined by reference to the performance of the Company, or of a Subsidiary or Affiliate, or of a division or unit of any of the foregoing. Performance Periods may overlap and Eligible Persons may participate simultaneously with respect to Performance Shares and Performance Units for which different Performance Periods are prescribed.

(ii) Award Value. At the beginning of a Performance Period, the Committee shall determine for each Eligible Person or group of Eligible Persons with respect to that Performance Period the range of number of Shares, if any, in the case of Performance Shares, and the range of dollar values, if any, in the case of Performance Units, which may be fixed or may vary in accordance with such performance or other criteria specified by the Committee, which shall be paid to an Eligible Person as an Award if the relevant measure of Company performance for the Performance Period is met.

(iii) Significant Events. If during the course of a Performance Period there shall occur significant events as determined by the Committee which the Committee expects to have a substantial effect on a performance objective during such period, the Committee may revise such objective; provided, however, that, in the case of any Award intended to qualify as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code, the Committee shall not have any discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the regulations thereunder.

(iv) Forfeiture. Except as otherwise determined by the Committee at the date of grant or thereafter, upon Termination of Service during the applicable Performance Period, Performance Shares and Performance Units for which the Performance Period was prescribed shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in an individual case, that restrictions or forfeiture conditions relating to Performance Shares and Performance Units will be waived in whole or in part in the event of Terminations of Service resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Performance Shares and Performance Units.

(v) Payment. Each Performance Share or Performance Unit may be paid in whole Shares, or cash, or a combination of Shares and cash either as a lump sum payment or in installments, all as the Committee shall determine, at the time of grant of the Performance Share or Performance Unit or otherwise, commencing at the time determined by the Committee.

(vi) Restriction on Dividends. No dividends or Dividend Equivalents shall be paid on any Performance Share or Performance Unit until such time (if ever) as the performance criteria associated therewith have been met.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Eligible Persons. The Committee may provide, at the date of grant or thereafter, that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, or other investment vehicles as the Committee may specify; provided, however, that, unless otherwise determined by the Committee, Dividend Equivalents (other than freestanding Dividend Equivalents) shall be subject to all conditions and restrictions of any underlying Awards to which they relate.

(h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of this Plan, including, without limitation, unrestricted shares awarded purely as a “bonus” and not subject to any restrictions or conditions, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the performance of specified Subsidiaries or Affiliates. The Committee shall determine the terms and conditions of such Awards at date of grant or thereafter. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 5(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, notes or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under this Plan, shall also be authorized pursuant to this Section 5(h).

6.	Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem and Substitute Awards. Awards granted under this Plan may, in the discretion of the Committee, be granted to Eligible Persons either alone or in addition to, in tandem with, or in exchange or substitution for, any other Award granted under this Plan or any award granted under any other plan or agreement of the Company, any Subsidiary or Affiliate, or any business entity to be acquired by the Company or a Subsidiary or Affiliate, or any other right of an Eligible Person to receive payment from the Company or any Subsidiary or Affiliate. Awards may be granted in addition to or in tandem with such other Awards or awards, and may be granted either as of the same time as, or a different time from, the grant of such other Awards or awards. Subject to the provisions of Section 3(e) hereof prohibiting Option and SAR repricing without stockholder approval, the per Share exercise price of any Option, or grant price of any SAR, which is granted in connection with the substitution of awards granted under any other plan or agreement of the Company or any Subsidiary or Affiliate, or any business entity to be acquired by the Company or any Subsidiary or Affiliate, shall be determined by the Committee, in its discretion.

(b) Term of Awards. The term of each Award granted to an Eligible Person shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any Option or SAR exceed a period of ten years from the date of its grant (or, in the case of ISOs, such shorter period as may be applicable under Section 422 of the Code).

(c) Form of Payment Under Awards. Subject to the terms of this Plan and any applicable Award Agreement, payments to be made by the Company or a Subsidiary or Affiliate upon the grant, maturation, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Shares, notes or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis, provided that any such deferral shall be intended to be in compliance with Section 409A of the Code. The Committee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments, and the Committee may require deferral of payment under an Award if, in the sole judgment of the Committee, it may be necessary in order to avoid nondeductibility of the payment under Section 162(m) of the Code.

(d) Nontransferability. Awards shall not be transferable by an Eligible Person except by will or the laws of descent and distribution (except pursuant to a Beneficiary designation) and shall be exercisable during the lifetime of an Eligible Person only by such Eligible Person or his or her guardian or legal representative, provided that Awards that are NQSOs may be transferred or assigned by the optionee to the optionee’s spouse or descendent (any such spouse or descendent, an “Immediate Family Member”) or a corporation, partnership, limited liability company or trust so long as all of the stockholders, partners, members or beneficiaries thereof, as the case may be, are either the optionee or the optionee’s Immediate Family Member, provided, further, that (i) there may be no consideration for any such transfer and (ii) subsequent transfers of the transferred NQSO will be prohibited other than by will or the laws of descent and distribution. An Eligible Person’s rights under this Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to claims of the Eligible Person’s creditors.

(e) Noncompetition. The Committee may, by way of the Award Agreements or otherwise, establish such other terms, conditions, restrictions and/or limitations, if any, of any Award, provided they are not inconsistent with this Plan, including, without limitation, the requirement that the Participant not engage in competition with, solicit customers or employees of, or disclose or use confidential information of the Company or its Affiliates.

7.	Performance Awards.

(a) Performance Awards Granted to Covered Employees. If the Committee determines that an Award (other than an Option or SAR) to be granted to an Eligible Person should qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, the grant, vesting, exercise and/or settlement of such Award (each, a “Performance Award”) shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 7(a).

(i) Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7(a). The performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder (including Treasury Regulation 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, vested, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, vesting, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified Subsidiaries or Affiliates or other business units or lines of business of the Company shall be used by the Committee in establishing performance goals for such Performance Awards: (1) earnings per share (basic or fully diluted); (2) revenues; (3) earnings, before or after taxes, from operations (generally or specified operations), or before or after interest expense, depreciation, amortization, incentives, or extraordinary or special items; (4) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (5) return on net assets, return on assets, return on investment, return on capital, return on equity; (6) economic value added; (7) operating margin or operating expense; (8) net income; (9) Share price or total stockholder return; (10) book value; (11) expense ratio; (12) operating income; and (13) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of Subsidiaries, Affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(iii) Performance Period; Timing for Establishing Performance Goals; Per-Person Limit. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period, as specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed. In all cases, the maximum Performance Award of any Participant shall be subject to the limitation set forth in Section 4(b) or 7(a)(v), as applicable.

(iv) Settlement of Performance Awards; Other Terms. Settlement of such Performance Awards shall be in cash, Shares, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to the Participant in respect of a Performance Award subject to this Section 7(a). Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of Termination of Service of the Participant or other event (including a Change in Control) prior to the end of a performance period or settlement of such Performance Awards.

(v) Maximum Annual Cash Award. The maximum amount payable upon settlement of a cash-settled Performance Unit (or other cash-settled Award) granted under this Plan that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code for any calendar year to any Eligible Person shall not exceed $3,000,000.

(b) Written Determinations. Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards, the level of actual achievement of the specified performance goals relating to Performance Awards and the amount of any final Performance Award shall be recorded in writing in the case of Performance Awards intended to qualify under Section 162(m) of the Code. Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award, that the performance objective relating to the Performance Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

8. Change in Control Provisions. Unless otherwise provided by the Committee at the time of the Award grant, in the event of a Change in Control, each outstanding Award shall either be assumed by the successor company or parent thereof or to be replaced with comparable awards with respect to capital stock of the successor company or parent thereof, such comparability to be determined by the Committee; provided, however, that notwithstanding the foregoing, if an outstanding Award is not so assumed or replaced, then (i) such outstanding Award pursuant to which the Participant may have rights the exercise of which is restricted or limited, shall become fully exercisable at the time of the Change in Control, and (ii) unless the right to lapse of restrictions or limitations is waived or deferred by a Participant prior to such lapse, all restrictions or limitations (including risks of forfeiture and deferrals) on such outstanding Award subject to restrictions or limitations under this Plan shall lapse, and all performance criteria and other conditions to payment of Awards under which payments of cash, Shares or other property are subject to conditions shall be deemed to be achieved or fulfilled at target (if applicable) and shall be waived by the Company at the time of the Change in Control.

9.	General Provisions.

(a) Compliance with Legal and Trading Requirements. This Plan, the granting and exercising of Awards thereunder, and the other obligations of the Company under this Plan and any Award Agreement, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any stock exchange, regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Shares under any Award until completion of such stock exchange or market system listing or registration or qualification of such Shares or any required action under any state, federal or foreign law, rule or regulation as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations. No provisions of this Plan shall be interpreted or construed to obligate the Company to register any Shares under federal, state or foreign law. The Shares issued under this Plan may be subject to such other restrictions on transfer as determined by the Committee.

(b) No Right to Continued Employment or Service. Neither this Plan nor any action taken thereunder shall be construed as giving any employee, consultant or director the right to be retained in the employ or service of the Company or any of its Subsidiaries or Affiliates, nor shall it interfere in any way with the right of the Company or any of its Subsidiaries or Affiliates to terminate any employee’s, consultant’s or director’s employment or service at any time.

(c) Taxes. The Company or any Subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under this Plan, including from a distribution of Shares, or any payroll or other payment to an Eligible Person, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Eligible Persons to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of an Eligible Person’s tax obligations; provided, however, that the amount of tax withholding to be satisfied by withholding Shares shall be limited to the minimum amount of taxes, including employment taxes, required to be withheld under applicable Federal, state and local law.

(d) Changes to this Plan and Awards. The Board may amend, alter, suspend, discontinue, or terminate this Plan or the Committee’s authority to grant Awards under this Plan without the consent of stockholders of the Company or Participants, except that any such amendment or alteration shall be subject to the approval of the Company’s stockholders (i) to the extent such stockholder approval is required under the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, or (ii) as it applies to ISOs, to the extent such stockholder approval is required under Section 422 of the Code; provided, however, that, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of this Plan may materially and adversely affect the rights of such Participant under any Award theretofore granted to him or her. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retrospectively; provided, however, that, without the consent of a Participant, no amendment, alteration, suspension, discontinuation or termination of any Award may materially and adversely affect the rights of such Participant under any Award theretofore granted to him or her.

(e) No Rights to Awards; No Stockholder Rights. No Eligible Person or employee shall have any claim to be granted any Award under this Plan, and there is no obligation for uniformity of treatment of Eligible Persons and employees. No Award shall confer on any Eligible Person any of the rights of a stockholder of the Company unless and until Shares are duly issued or transferred to the Eligible Person in accordance with the terms of the Award.

(f) Unfunded Status of Awards. This Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in this Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under this Plan to deliver cash, Shares, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of this Plan unless the Committee otherwise determines with the consent of each affected Participant.

(g) Nonexclusivity of this Plan. Neither the adoption of this Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options and other awards otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

(h) Not Compensation for Benefit Plans. No Award payable under this Plan shall be deemed salary or compensation for the purpose of computing benefits under any benefit plan or other arrangement of the Company for the benefit of its employees, consultants or directors unless the Company shall determine otherwise.

(i) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Governing Law. The validity, construction, and effect of this Plan, any rules and regulations relating to this Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to principles of conflict of laws thereof.

(k) Effective Date; Plan Termination. This Plan became effective as of the Effective Date. This Plan shall terminate as to future awards on May 25, 2020 unless earlier terminated or extended by amendment.

(l) Section 409A. Awards under this Plan are intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. Although the Company does not guarantee any particular tax treatment, to the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that is intended to comply with Section 409A of the Code, including regulations and any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

(m) Change of Domicile. This Plan has been amended and restated to give effect to the Company’s change of its jurisdiction of incorporation from Bermuda to Delaware (the “Domestication”), effective December 31, 2011 (the “Domestication Effective Date”). To the extent that Shares are required to, or may, be issued pursuant to an Award, shares of common stock of XOMA Corporation, a Delaware corporation, will be issued upon exercise or payment of any such Award previously or hereafter granted under this Plan, including Awards that were outstanding prior to the Domestication Effective Date. Until surrendered and exchanged, each certificate delivered to a Participant pursuant to this Plan and evidencing outstanding Shares immediately prior to the Domestication Effective Date shall, for all purposes of this Plan and the Shares, continue to evidence the identical amount and number of outstanding Shares at and after the Domestication Effective Date. After the Domestication Effective Date, the Company may make such modifications in the certificates evidencing (and the form of) the Shares as it deems necessary to reflect the substance of the changes to this Plan relating to the Domestication, but no such modifications shall be necessary to reflect the substance thereof.

(n) Titles and Headings. The titles and headings of the sections in this Plan are for convenience of reference only. In the event of any conflict, the text of this Plan, rather than such titles or headings, shall control.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.proxypush.com/xoma

Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 18, 2016.

PHONE – 1-866-883-3382

Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 18, 2016.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

The Board of Directors recommends a vote FOR all of the nominees and FOR Proposals 2 and 3.

1.	Election of	01 John Varian	04 Peter Barton Hutt	07 Jack L. Wyszomierski	☐	Vote FOR	☐	Vote WITHHELD
	directors:	02 Patrick J. Scannon, M.D.	05 Joseph M. Limber			all nominees		from all nominees
		03 W. Denman Van Ness	06 Timothy P. Walbert			(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approval of Amended and Restated Incentive and Stock Award Plan.	☐ For	☐ Against	☐ Abstain

3.	Ratify Selection of Auditors.	☐ For	☐ Against	☐ Abstain

4.	To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR each of the nominees and FOR Proposals 2 and 3.

Address Change? Mark box, sign, and indicate changes below: ☐		Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

XOMA Corporation

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 19, 2016

9:00 a.m. Local Time

2910 Seventh Street

Berkeley, CA 94710

Important notice regarding the Internet availability of proxy materials for the annual meeting of stockholders. The proxy statement and the 2015 Annual Report to Stockholders are available at: http://wfss.mobular.net/wfss/xoma.

XOMA Corporation	proxy

The undersigned hereby appoints JOHN VARIAN and TOM BURNS, and each of them, with full power of substitution, as the proxy or proxies of the undersigned to vote all shares of common stock of XOMA Corporation (the “Company”) which the undersigned is entitled to vote at the annual meeting of stockholders of the Company to be held at the Company’s offices at 2910 Seventh Street, Berkeley, California on May 19, 2016, at 9:00 a.m. local time, and at any adjournment or postponement thereof, with all powers that the undersigned would have if personally present thereat.

See reverse for voting instructions.